EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT
By and Among
C/C Financial Corp.,
MPLPS II Holdings, LLC,
MPLPS II, LLC,
MP Lease-Purchase Services, Inc.
Synterra Capital Management LLC, as the Sellers’ Representative,
for the limited purposes set forth herein,
Rent-A-Center, Inc.
and
Braveheart Acquisition, LLC

July 12, 2019

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TABLE OF CONTENTS

ARTICLE I CONTRIBUTION	1

Section 1.1	Purchase and Sale 1

Section 1.2	Transaction Consideration 6

Section 1.3	Closing Date 7

Section 1.4	Closing Date Cash Payments and Issuances 7

Section 1.5	Net Working Capital Adjustment 9

Section 1.6	Allocation of Transaction Consideration 10

Section 1.7	Withholding 11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS	11

Section 2.1	Formation and Related Matters 11

Section 2.2	Authorization and Enforceability 11

Section 2.3	Books and Records 12

Section 2.4	Conflicts; Consents of Third Parties 12

Section 2.5	Financial Statements 12

Section 2.6	No Undisclosed Liabilities 12

Section 2.7	Absence of Certain Developments 13

Section 2.8	Taxes 15

Section 2.9	Real Property 16

Section 2.10	Tangible Personal Property; Title; Sufficiency of Assets 17

Section 2.11	Intellectual Property 18

Section 2.12	Contracts 20

Section 2.13	Employee Benefits 22

Section 2.14	Labor 24

Section 2.15	Litigation 25

Section 2.16	Compliance with Laws; Permits 26

Section 2.17	Lease-Purchase Agreements; Data Security 27

Section 2.18	Environmental Matters 28

Section 2.19	Insurance 28

Section 2.20	Receivables 28

Section 2.21	Inventory 29

Section 2.22	Retail Partners and Suppliers. 29

Section 2.23	Warranty Liabilities 30

Section 2.24	Guaranties and Liabilities 30

Section 2.25	Related Party Transactions 30

Section 2.26	Brokers Fees 30

Section 2.27	Absence of Certain Business Practices; FCPA 30

Section 2.28	Surety Bonds 31

Section 2.29	No Misrepresentation; Completeness of Disclosure 31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER	32

Section 3.1	Formation and Related Matters 32

Section 3.2	Authorization and Enforceability 32

Section 3.3	Capitalization 32

Section 3.4	Conflicts; Consents of Third Parties 32

Section 3.5	Brokers Fees 33

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ARTICLE IV COVENANTS	33

Section 4.1	Efforts; Notices and Consents 33

Section 4.2	Access to Information; Financial Statements 34

Section 4.3	Operation of Business 35

Section 4.4	Further Assurances; Litigation Support; Books and Records 35

Section 4.5	Names and Logos 36

Section 4.6	Mail; Payments; Receivables 36

Section 4.7	Public Announcements; Confidentiality 37

Section 4.8	Tax Covenants 37

Section 4.9	Exclusive Dealing 39

Section 4.10	Bulk Sales Laws 39

Section 4.11	Employees and Employee Benefits 39

Section 4.12	Payment of Excluded Liabilities 41

Section 4.13	Employee Restrictive Covenant Agreements 41

Section 4.14	Release of Liens 41

Section 4.15	Insurance 41

ARTICLE V CLOSING CONDITIONS	42

Section 5.1	Conditions to Obligation of Purchaser 42

Section 5.2	Conditions to Obligation of Sellers 44

ARTICLE VI INDEMNIFICATION	45

Section 6.1	Indemnity Obligations of Sellers 45

Section 6.2	Indemnity Obligations of Purchaser 46

Section 6.3	Indemnification Procedures 47

Section 6.4	Expiration of Representations and Warranties 49

Section 6.5	Certain Limitations 49

Section 6.6	Indemnification Payments by Sellers; Right of Set-Off 50

Section 6.7	Treatment of Indemnification Payments 50

Section 6.8	Right to Indemnification Not Affected by Knowledge or Waiver 50

ARTICLE VII TERMINATION	51

Section 7.1	Termination of Agreement 51

Section 7.2	Effect of Termination 52

ARTICLE VIII MISCELLANEOUS	52

Section 8.1	Certain Definitions 52

Section 8.2	Expenses 62

Section 8.3	Governing Law; Jurisdiction; Exclusive Venue 63

Section 8.4	Entire Agreement; Amendments and Waivers 63

Section 8.5	Section Headings 63

Section 8.6	Notices 63

Section 8.7	Severability 65

Section 8.8	Binding Effect; Assignment; Third-Party Beneficiaries 65

Section 8.9	Counterparts 65

Section 8.10	Sellers’ Representative 65

Section 8.11	Obligations of RAC 66

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Section 8.12	Remedies Cumulative 66

Section 8.13	Exhibits and Schedules 67

Section 8.14	Interpretation 67

Section 8.15	Construction 67

Section 8.16	Specific Performance 68

Section 8.17	Waiver of Jury Trial 68

Section 8.18	Time of Essence 68

EXHIBITS:

Exhibit A:    Form of Bill of Sale
Exhibit B:    Form of Escrow Agreement
Exhibit C:    Form of Intellectual Property Assignment Agreement
Exhibit D:    Allocation Statement

SCHEDULES:

Schedule 1:    Knowledge Parties
Schedule 2:    Tax Clearance Certificate Request Requirements

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 12, 2019, is by and among C/C Financial Corp., a Delaware corporation (“C/C”), MPLPS II Holdings, LLC, a Delaware limited liability company (“Holdings”), MPLPS II, LLC, a Delaware limited liability company (“MPLPS”), MP Lease-Purchase Services, Inc., a Delaware corporation (“LPS”), Synterra Capital Management LLC, in its capacity as the representative of Sellers appointed pursuant to Section 8.10 of this Agreement (“Representative”), solely for the purposes set forth in Section 1.4, Rent-A-Center, Inc., a Delaware corporation (“RAC”), and Braveheart Acquisition, LLC, a Delaware limited liability company (“Purchaser”). C/C, Holdings, MPLPS and LPS are sometimes referred to in this Agreement collectively as “Sellers” and each individually as a “Seller.” Sellers, Representative, RAC and Purchaser are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”
WHEREAS, Purchaser is a wholly-owned subsidiary of RAC;
WHEREAS, Sellers are engaged in the businesses of providing virtual lease-purchase solutions to “non-prime” and “near-prime” customers (collectively, the “Business”);
WHEREAS, the Parties desire for Purchaser to purchase and accept the Purchased Assets and assume the Assumed Liabilities from Sellers in consideration of the Transaction Consideration, on and subject to the terms and conditions set forth in this Agreement; and
WHEREAS, any capitalized terms used in this Agreement and not otherwise defined in the body hereof have the meaning given to such terms in Section 8.1(a) of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties made in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
ARTICLE I
CONTRIBUTION
Section 1.1    Purchase and Sale.
(a)    Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), each Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller, all right, title, and interest of each Seller in and to substantially all of its assets, properties, and rights of whatever kind, tangible and intangible, personal, real, and mixed, whether accrued, contingent, or otherwise, wherever located, in each case related to, associated with, or used or held for use in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:
(i)    all rights with respect to equipment, revenue-earning property, supplies, Systems, furniture, furnishings, signage, vehicles, and other tangible personal property, including, but not limited to, those assets listed in Section 1.1(a)(i) of the Disclosure Schedule;
(ii)    each Seller’s leasehold or other rights to the Leased Real Properties, including any security deposits related thereto;

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(iii)    all rights under or related to any Contract to which any Seller is a party, except those Contracts set forth in Section 1.1(b)(i) of the Disclosure Schedule (all Contracts other than such scheduled Contracts, the “Included Contracts”); provided that in the event any Contract of any Seller that is required to be disclosed in Section 2.12(a) of the Disclosure Schedule is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(iii);
(iv)    all rights under or related to non-competition, non-solicitation, and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding any Seller arising by operation of Law or Contract with respect to the relationship between any Seller and a Seller’s current or former employees or independent contractors, subject to Section 4.13;
(v)    all payment rights and other intangible assets, including those arising from customer relationships that are not embodied in complete written Contracts;
(vi)    all of each Seller’s customer and vendor lists, all of each Seller’s files and documents relating to customers and vendors, and all of Sellers’ equipment and revenue-earning property maintenance data, accounting records, copies of Tax records (including Tax Returns), Inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, and any other such data and records, however stored; provided, however, that Sellers shall be entitled to retain copies of any such materials which are necessary for, and may use such copies solely in connection with, their Tax, accounting or legal purposes and subject to the terms of this Agreement;
(vii)    all rights relating to Intellectual Property, including with respect to the names “Merchants Preferred”, “Merchants Preferred Lease-Purchase Services” and “C/C Financial” (and similar derivations) and all internet domain names associated with such trade name or the Business (collectively, “Business Intellectual Property”);
(viii)    all refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits, earnest deposits, prepaid items, and other forms of deposit or security (in each case, other than in respect of Excluded Liabilities);
(ix)    all prepaid Taxes and other Tax assets (other than in respect of Taxes that are Excluded Liabilities);
(x)    all telephone numbers, facsimile numbers, websites, email addresses, domain names, and any similar items;
(xi)    all Inventory;
(xii)    all notes receivable, accounts receivable, and other receivables (in all cases, whether or not billed), and all accrued penalties and interest thereon, and the benefit of any security therefor;
(xiii)    all Books and Records;
(xiv)    to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;

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(xv)    all insurance benefits and proceeds;
(xvi)    all Legal Proceedings, causes of action, choses in action, rights of recovery, rights under all warranties, representations, indemnities, and guarantees made in favor of any Seller;
(xvii)    all cash and cash equivalents of each Seller; and
(xviii)    all goodwill relating to, or associated in any way with, the Business.
At the Closing, the Purchased Assets shall be transferred or otherwise conveyed by each Seller to Purchaser or such subsidiary of Purchaser as Purchaser designates, in each case free and clear of all Liens, other than Permitted Liens, pursuant to a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached hereto as Exhibit A, or other appropriate instrument of transfer as reasonably directed by Purchaser.
(b)    Excluded Assets. Each Seller shall retain its right, title and interest in and to the following assets (collectively, the “Excluded Assets”):
(i)    all Contracts and other assets set forth in Section 1.1(b)(i) of the Disclosure Schedule;
(ii)    any equity interests owned by or of any Seller;
(iii)    in the event any Contract of any Seller that is required to be disclosed in Section 2.12(a) of the Disclosure Schedule is not so disclosed, and is subsequently identified, Purchaser may, at its sole discretion, elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;
(iv)    original minute books, Governing Documents, corporate seals, stock ledgers, and Tax Returns;
(v)    all Employee Benefit Plans (including related agreements and Liabilities), employee handbooks, any agreements or obligations related to any PEO and all related Liabilities, and all personnel records required by Law to be retained by Sellers;
(vi)    all insurance policies owned by or issued to any Seller; provided, that any rights to recover under any such policy and benefits with respect thereto which arise out of conditions existing or events occurring on or before the Closing shall be Purchased Assets and such rights shall be deemed to be assigned to Purchaser at Closing; and
(vii)    the rights of Sellers under this Agreement and the other Transaction Documents.
Copies of all documents, agreements and other information related to Excluded Assets shall be provided by or on behalf of Sellers to Purchaser prior to Closing.
(c)    Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, as of the Closing, Purchaser shall assume and agree to pay and discharge when due solely the following Liabilities of Sellers, to the extent that they are not Excluded Liabilities and to the extent they relate to the Business (collectively, the “Assumed Liabilities”):

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(i)    Liabilities of Sellers under Included Contracts that, by the terms of such Included Contracts, arise and accrue after the Closing, relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed following the Closing (in each case not resulting in whole or in part from, arising out of, relating to, in the nature of, or caused by any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Hazardous Materials, or Breach of Law);
(ii)    Liabilities of Sellers for those trade accounts payable or accrued expenses that are reflected on the face of the Balance Sheet (rather than any notes thereto) or have arisen and accrued after the Balance Sheet Date until the Closing (and remain unpaid as of Closing), in each case to the extent such Liabilities were incurred in the Ordinary Course to non-Affiliates and are current liabilities of Sellers that are included in the calculation of Final Closing Net Working Capital (in each case not resulting in whole or in part from, arising out of, relating to, in the nature of, or caused by any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Hazardous Materials, or Breach of Law) (for the avoidance of doubt, excluding any Liabilities referenced in Section 1.1(d)(iv));
(iii)    Liabilities set forth in Section 1.1(c)(iii) of the Disclosure Schedule.
(d)    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for and shall not assume any Liabilities of any Seller or any Affiliate of any Seller that are not Assumed Liabilities (such excluded Liabilities, collectively, the “Excluded Liabilities”). In furtherance of, and not in limitation of, the foregoing, Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):
(i)    any Liability under or with respect to Indebtedness;
(ii)    any Liability relating to any Excluded Asset or relating to any Contract which is not an Included Contract and any Liability relating to any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Breach of Law, Breach of Order or Breach of Permit prior to Closing, or any indemnity or infringement claim related thereto;
(iii)    (A) any Liability imposed by or in connection with any Law, Order, Legal Proceeding or Permit, and incurred in connection with conditions existing, events or acts occurring or omissions of acts arising on or prior to the Closing, or (B) any Breach of any Bulk Sales Law;
(iv)    all product Liability and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property, and other claims arising out of any injury or damage to property as a result of the performance of any work, the provision of any services or the provision or sale of any goods by any Seller on or prior to the Closing;
(v)    any Liability for warranty claims (unless included in the Final Closing Net Working Capital, and in such event, then only in the specific dollar amount set forth therein) or relating to Surety Bonds;
(vi)    any Liability or obligation of any Seller for consequential, incidental, punitive, special, or exemplary damages (or based on any similar theory) or strict liability;
(vii)    any Liability for any Taxes: (A) of any Seller or any Affiliate of any Seller for any period; (B) arising out of or resulting from the use, ownership or operation of the Purchased Assets or the Business during any Pre-Closing Period; (C) that relates in any way to the Purchased Assets, the Business or any Transferred Employee for any Pre-Closing Period (regardless of when assessed); or (D)

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arising out of or resulting in any way from the sale of the Purchased Assets, the Business or any other transaction contemplated hereunder or under any other Transaction Document other than Purchaser’s portion of Transfer Taxes;
(viii)    all Liabilities relating to, arising from, or in any way connected with, or relating to, any Person who is or was an employee or co-employee of any Seller, including any Person whose employment or other relationship with the Business was terminated on or prior to the Closing and their dependents, including Liability under any Law pertaining to employment and employment practices or related to any PEO or any employee benefit plans sponsored by any PEO (for the avoidance of doubt, such Liabilities shall not include liabilities that arise on and after the Closing related solely to Purchaser’s employing such Person or the engagement by Purchaser of a PEO on and after the Closing);
(ix)    any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or termination/severance obligations (including such obligations that may arise in connection with the transactions contemplated hereby, including after Closing);
(x)    any Liability relating to, arising from, or in any way connected with the current or former incentive equity or option arrangements or any Employee Benefit Plans (including any post-Closing COBRA obligations) of any Seller or provided pursuant to any agreement with a PEO, including but not limited to, minimum funding liability, termination liability for single-employer pension plans, withdrawal liability for multiemployer pension plans, Pension Benefit Guaranty Corporation insurance premium liability, and Liability for Breach of fiduciary duties;
(xi)    any Liability relating to, arising from, or in any way connected with any collective bargaining agreement and/or agreement executed between any multiemployer or joint employer/union health, welfare and/or pension fund and any Seller;
(xii)    any Seller Transaction Expenses or Change of Control Payments or any Liability of any Seller under this Agreement or in connection herewith (except to the extent that Purchaser failed to pay such amounts pursuant to Section 1.4 of this Agreement);
(xiii)    any Liability to any Affiliate of any Seller, or any Person claiming to own or have owned any equity security of, or interest in, any Seller;
(xiv)    any Liability of any Seller in connection with the Business, including contractual indemnity obligations, relating to any Hazardous Materials or arising out of any actual or alleged Breach by any Seller of any Environmental Requirements or Environmental Permits to the extent arising from any action, omission, event, circumstance, or condition occurring or existing prior to the Closing (but not to the extent exacerbated or continued by Purchaser after Closing), including all Liabilities of any Seller for any bodily injury (including illness, disability, and death, regardless of when any such bodily injury manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), contribution, strict liability or other damage to any Person arising from such Breach or from any Hazardous Materials that were, on or prior to the Closing (A) Released by Seller, its Affiliates or their respective employees, agent or service providers at any real property owned, leased, or operated by any Seller (or present on any other property, if such Hazardous Material emanated or allegedly emanated from any such real property), (B) disposed or released or allegedly disposed or released by any Person in connection with the Business, or (C) disposed off-site by, for, on behalf of, or arranged by Sellers in connection with the Business (collectively, the “Pre-Closing Environmental Liabilities”); and

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(xv)    any obligation of any Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity.
(e)    Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which: (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a Breach of applicable Law, would be ineffective or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser; and (ii) such Required Consent shall not have been obtained with respect to such Purchased Asset or interest therein prior to the Closing. Any transfer or assignment to Purchaser by any Seller of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, each Seller shall use its commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Purchaser or any of its Affiliates, and Purchaser shall reasonably cooperate with each Seller in connection therewith. Until all Required Consents with respect to each Delayed Asset have been obtained: (i) Sellers shall hold the Delayed Asset on behalf of Purchaser; (ii) each Seller shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Sellers as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset; (iii) each Seller shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of any Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the written consent of Purchaser); and (iv) Purchaser shall assume no Delayed Liability with respect to the Delayed Asset. Each Seller designates Purchaser as its irrevocable, true, and lawful attorney-in-fact and grants Purchaser an irrevocable power of attorney solely to take all actions reasonably determined by Purchaser to be in furtherance of the foregoing, such designation to be coupled with an interest. Each Seller shall maintain its corporate or limited liability company existence until all of its obligations pursuant to this Section 1.1(e) are performed in full, and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the applicable Seller to Purchaser for no additional consideration without any further act on the part of any Party. No Delayed Liability shall be assumed by Purchaser until the corresponding Delayed Asset has been transferred or assigned to Purchaser, as applicable, in accordance with the terms and conditions of this Section 1.1(e).

Section 1.2    Transaction Consideration.
(a)    Consideration. The aggregate consideration (collectively, the “Transaction Consideration”) for the Purchased Assets acquired by Purchaser hereunder, in addition to the assumption of the Assumed Liabilities, shall consist of:

(i)    $30,000,000 in cash;

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(ii)    minus the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital;
(iii)    plus the amount, if any, by which the Final Closing Net Working Capital is greater than the Target Net Working Capital;
(iv)    plus the Equity Interest.
(b)    Equity Interest. The “Equity Interest” shall mean the amount of common stock, par value $0.01 per share, of RAC (the “Common Stock”) equal to $15,000,000; provided, that the Equity Interest shall not be less than 701,918 shares of Common Stock. The Common Stock comprising the Equity Interest will only be deemed to be issued and outstanding at such time as the Common Stock is delivered to Sellers at the Closing or released from the Escrow Account, as the case may be, and Sellers shall have no rights afforded to a holder of Common Stock until such time as the Common Stock is delivered to Sellers. Notwithstanding the immediately preceding sentence to the contrary, Purchaser agrees that with respect to the Equity Interest held in the Escrow Account (as defined below), Purchaser will pay Sellers fifty percent (50%) of all declared dividends that would be payable on the Equity Interest held in the Escrow Account as if the shares of Common Stock comprising the Equity Interest were issued and outstanding shares of Common Stock at the time such dividends are declared and payable (the “Dividend Payment”). Purchaser shall distribute the Dividend Payment to Sellers on a pro rata basis as shares of Common Stock comprising the Equity Interest are released from the Escrow Account.
(c)    Payment of Transaction Consideration. The Closing Cash Consideration (as defined below) shall be used to discharge and pay in full: (i) all Indebtedness; (ii) the Seller Transaction Expenses; and (iii) the Change of Control Payments and related Transaction Payroll Taxes, in each case as provided in Section 1.4(b). In addition, thirty-seven and one-half percent (37.5%) of the aggregate Equity Interest (the “Escrow Amount”), calculated prior to any reduction in the Closing Equity Issuance as contemplated under Section 1.4(d), shall be deposited at Closing into an escrow account (the “Escrow Account”) under the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) to be executed as of Closing Date by Purchaser, Representative and the Escrow Agent as security for the obligations of Sellers hereunder.
Section 1.3    Closing Date. The Closing shall take place at the offices of Winston & Strawn LLP, 2121 N. Pearl Street, Suite 900, Dallas, Texas 75201 on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other time and place as the Parties shall mutually agree in writing, including remotely via the electronic transfer of executed documents. “Closing Date” shall mean the date the Closing occurs, effective as of 11:59 p.m., New York, New York time, on the day the Closing occurs.
Section 1.4    Closing Date Cash Payments and Issuances.
(a)    At least three (3) Business Days, but no more than seven (7) Business Days, prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a good faith estimate of the Net Working Capital immediately prior to the Closing (the “Estimated Net Working Capital”), which shall be certified by duly authorized officers of each Seller as each Seller’s good faith estimation of the Net Working Capital as of immediately prior to the Closing, which statement shall quantify in reasonable detail the estimates of each item included in such calculation, in each case calculated in accordance with the terms of this Agreement. The Parties shall cooperate with one another in connection with the preparation and evaluation of such estimates. Sellers shall promptly provide Purchaser access to all personnel, relevant documents, and information reasonably

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requested by Purchaser in connection with its review of the Estimated Net Working Capital (including all components thereof). Prior to the Closing Date, Purchaser shall notify Sellers of any objections that it has at such time to the Estimated Net Working Capital (including any component thereof).
(b)    On the Closing Date, Purchaser shall:
(i)    pay to Sellers an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by Sellers no later than three (3) Business Days prior to Closing, which shall be equal to the following (collectively, the “Closing Cash Consideration”):
(A)    $30,000,000 (the “Base Cash Consideration”),
(B)    minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital,
(C)    plus the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital,
(D)    minus the sum of (x) the amount of the Seller Transaction Expenses and (y) the Change of Control Payments,
(E)    minus the aggregate amount of all Indebtedness,
(ii)    pay the amount of all Indebtedness as provided in the Payoff Letters;
(iii)    pay the Seller Transaction Expenses, Change of Control Payments and Transaction Payroll Taxes pursuant to written instructions of Sellers, provided that any Change of Control Payments or other amounts that constitute “wages” payable by any Seller shall be remitted to the appropriate bank account of such Seller for distribution through the payroll of such Seller (net of any applicable withholdings for income and employment Taxes) and Purchaser shall have no further obligation with respect to such payments once Purchaser remits such funds to the appropriate bank account of a Seller;
(iv)    cause Common Stock in an amount equal to the Escrow Amount to be deposited with the Escrow Agent; and
(v)    cause up to sixty-two and one-half percent (62.5%) of the Equity Interest to be issued as reasonably directed by Representative (the “Closing Equity Issuance”).
(c)    Sellers shall ensure that the Minimum Cash Amount is transferred to Purchaser at the Closing. If the cash on hand of Sellers, in the aggregate, to be transferred to Purchaser at the Closing is less than the Minimum Cash Amount (the “Minimum Cash Shortfall Amount”), Purchaser may, in its sole discretion and at its option, elect to either (i) not consummate the transactions contemplated by this Agreement and the other Transaction Documents pursuant to Section 5.1(f) or (ii) waive the closing condition set forth in Section 5.1(f) and decrease the Closing Cash Consideration by an amount equal to the Minimum Cash Shortfall Amount, and the amount of the Minimum Cash Shortfall Amount shall be deemed an agreed-upon reduction to the Transaction Consideration.
(d)    If the sum of the Base Cash Consideration and Excess Cash is not sufficient to fully pay and satisfy all payments and deductions from the Base Cash Consideration required under Section 1.4(b) (the

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“Required Closing Payments”), Purchaser may, in its sole discretion and at its option, elect to either (i) terminate this Agreement pursuant to Section 7.1(d) or (ii) increase the Base Cash Consideration by an amount necessary to satisfy the Required Closing Payments (the “Purchaser Shortfall Payment”). If Purchaser elects to make the Purchaser Shortfall Payment, Purchaser shall reduce the Closing Equity Issuance on a dollar-for-dollar basis by the amount of the Purchaser Shortfall Payment, and the amount of the Purchaser Shortfall Payment shall be deemed an agreed-upon reduction to the Transaction Consideration. No reduction in the Closing Equity Issuance as a result of the application of this Section 1.4(d) shall reduce the Escrow Amount.
Section 1.5    Net Working Capital Adjustment.
(a)    Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Representative a statement (the “Closing Statement”) calculating the Net Working Capital as of immediately prior to the Closing (the “Closing Net Working Capital”) as well as the adjustments to Transaction Consideration which shall be made pursuant to this Section 1.5. Each Seller shall reasonably cooperate with Purchaser in its preparation of the Closing Statement.
(b)    If Representative disputes any amounts as shown on the Closing Statement, Representative shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Representative’s calculation of Closing Net Working Capital and describing in reasonable detail the basis (including for each component, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Representative does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement (and the determination of Closing Net Working Capital therein) prepared and delivered by Purchaser shall be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Any such disputes shall be limited to assertions that the Closing Statement (and the determination of Closing Net Working Capital therein) was not calculated in accordance with the terms of this Section 1.5. Any component not disputed in the Dispute Notice shall be treated as final and binding. Purchaser and Representative shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Representative has given the Dispute Notice. If Purchaser and Representative resolve such differences, the Closing Statement and Closing Net Working Capital agreed to in writing by Purchaser and Representative shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital. If Purchaser and Representative do not reach a final resolution on the Closing Statement and Closing Net Working Capital within thirty (30) days after Representative has delivered the Dispute Notice, unless Purchaser and Representative mutually agree in writing to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences with respect to the adjustment under this Section 1.5 pursuant to an engagement agreement among Purchaser, Representative, and the Neutral Accountant (which Purchaser and Representative agree to execute promptly), in the manner provided below. Each Party shall be deemed to have executed such engagement agreement and to have engaged the Neutral Accountant if it fails to do so within twenty (20) days of receiving a draft thereof. The Neutral Accountant shall have full authority to arbitrate all of the issues or matters relating to the adjustments under this Section 1.5, but shall only decide the specific components under dispute in the Dispute Notice (the “Disputed Items”), strictly in accordance with the terms of this Agreement. Purchaser and Representative shall each be entitled to make a presentation to the Neutral Accountant at which the other shall be entitled to be present and participate, pursuant to procedures to be agreed to among Purchaser, Representative, and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein); and Purchaser and Representative shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between them and determine the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein) within twenty (20) days after the engagement of the Neutral Accountant. Each of Purchaser and Representative, as a condition precedent to making

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a presentation to the Neutral Accountant and having the Neutral Accountant review its calculations, shall provide reasonable advance access to the other Party with respect to such materials and reasonably cooperate with the other Party in its review and analysis thereof. The Neutral Accountant’s determination shall be based solely on such presentations of Purchaser and Representative (i.e., not on independent review) and on the definitions and other terms included in this Agreement. The Closing Statement (and determination of Closing Net Working Capital therein) determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error, and shall be an arbitral award that is non-appealable. The fees and expenses of the Neutral Accountant shall be paid equally, one-half by Purchaser and one-half by Sellers. Nothing in this Section 1.5(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement, except for the resolution of differences between Purchaser and Representative regarding the determination of the Final Closing Statement (and Final Closing Net Working Capital calculation therein); or (ii) resolve any such differences by making an adjustment to any component of the Closing Statement and (Closing Net Working Capital calculation therein) that is outside of the range defined by amounts as finally proposed by Purchaser and Representative.
(c)    Promptly, but no later than ten (10) Business Days after the final determination thereof, if the Final Closing Net Working Capital set forth in the Final Closing Statement: (i) exceeds the Target Net Working Capital (taking into consideration any adjustments to the Closing Cash Consideration by reason of the Estimated Net Working Capital calculation as set forth in Section 1.4(b)), Purchaser shall pay such excess amount to Sellers; or (ii) is less than the Target Net Working Capital (taking into consideration any adjustments to the Closing Cash Consideration by reason of the Estimated Net Working Capital calculation as set forth in Section 1.4(b)), Sellers shall pay such shortfall amount to Purchaser. To the extent the amount paid by Sellers is less than such shortfall, Purchaser may, in Purchaser’s sole discretion, collect such amount from the Escrow Account by Purchaser providing unilateral instructions to the Escrow Agent regarding same (and the number of shares of Common Stock to be released from the Escrow Account shall be determined in accordance with Section 6.6(a)). Any payments made pursuant to this Section 1.5 shall be treated as an adjustment to the Transaction Consideration by the Parties. The Parties acknowledge that the limitations on indemnification set forth in Article VI are not applicable to the adjustments to be made under this Section 1.5.
Section 1.6    Allocation of Transaction Consideration. Within sixty (60) days following the final determination of the Final Closing Net Working Capital, Purchaser shall provide to Sellers a schedule allocating the Transaction Consideration (including, for the avoidance of doubt, the value of the Equity Interest) plus Assumed Liabilities that are liabilities for Tax purposes among the Purchased Assets (the “Allocation Statement”). The Allocation Statement shall be prepared in accordance with the applicable provisions of the Code and the methodologies set forth in Exhibit D. Sellers shall have twenty (20) days to provide comments in writing to Purchaser, which Purchaser shall consider in good faith. Purchaser and Sellers shall negotiate in good faith to finalize the Allocation Statement (unless Sellers do not provide any comments within such twenty (20)-day period, in which case Purchaser’s determination of the Allocation Statement shall be deemed final). If, within twenty (20) days of Purchaser’s receipt of Sellers’ comments to the Allocation Statement, the Parties are unable to agree, the Parties shall retain the Neutral Accountant to resolve their dispute, provided that the Neutral Accountant shall utilize the methodologies as set forth in Exhibit D. The determination of the Neutral Accountant shall be final and binding on the Parties. The fees and expenses of the Neutral Accountant shall be paid equally, one-half by Purchaser and one-half by Sellers. The Parties shall make appropriate adjustments to the Allocation Statement to reflect changes in the purchase price. The Parties agree for all Tax reporting purposes to report the transaction contemplated by this Agreement in accordance with the Allocation Statement, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with such schedule unless required by a determination of the applicable Governmental Body that is final.

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Section 1.7    Withholding. Purchaser (or any Affiliate thereof) shall be entitled to deduct and withhold (in the form of cash or a portion of the Equity Interest if such withholding obligation arises after the Closing) from any amounts payable under this Agreement amounts that Purchaser (or any Affiliate thereof) is required to deduct and withhold under any provision of any applicable Law. All amounts withheld and timely remitted to the applicable Governmental Body shall be treated for all purposes of this Agreement as being timely paid. Purchaser shall promptly notify Representative in writing if Purchaser determines that any withholding or deduction is required under any provision of Tax law with respect to any portion of such payment (and such notice shall describe the basis for such deduction or withholding) and provide Representative with a reasonable opportunity to provide such forms, certificates or other evidence, and cooperate with Representative to, eliminate or reduce any such required deduction or withholding.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller, jointly and severally, represents and warrants to Purchaser as follows:
Section 2.1    Formation and Related Matters. Each of C/C and LPS is a corporation, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business. Each of Holdings and MPLPS is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business. Each Seller is duly qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 2.1 of the Disclosure Schedule, except to the extent failure to so qualify or be in good standing would not reasonably be expected to cause a Material Adverse Effect. Other than as set forth in Section 2.1 of the Disclosure Schedule, no Seller owns or holds, nor has any Seller ever owned or held, any equity securities or interests in any other entity. Each Seller has delivered to Purchaser true, correct, and complete copies of the Governing Documents of each Seller, as amended to date and as presently in effect.
Section 2.2    Authorization and Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Seller of this Agreement and each of the other Transaction Documents to which it is or will be a party have been duly authorized by all necessary action on the part of Sellers. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by each Seller that is or will be a party thereto. This Agreement constitutes, and the other Transaction Documents will constitute when executed, legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 2.3    Books and Records. The Books and Records, all of which have been provided to Purchaser, are true, correct, and complete in all material respects, represent actual, bona fide transactions, and have been maintained in a consistent manner in accordance with sound business practices.

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Section 2.4    Conflicts; Consents of Third Parties. Except as set forth in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which any Seller is (or will become) a party, the consummation of the transactions contemplated hereby or thereby, and compliance by any Seller with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of any Seller; (b) Breach any Included Contract; (c) Breach in any material respect any Law or any Order by which any Seller, the Business, or any of the Purchased Assets is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (d) result in the creation of any Lien, other than Permitted Liens, upon the properties or assets of any Seller, including the Purchased Assets. Except as set forth in Section 2.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of any Seller in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.
Section 2.5    Financial Statements.
(a)    Included in Section 2.5(a)Section 2.5(a) of the Disclosure Schedule are complete copies of: (i) the audited, combined balance sheet of Sellers as of December 31, 2018 and the related audited consolidated statements of operations and changes in stockholders’ or members’ equity of Sellers for the fiscal year then ended and (ii) the unaudited combined balance sheet of Sellers as of June 30, 2019 (the “Balance Sheet,” and such date, the “Balance Sheet Date”) reviewed by Sellers’ independent accountants and the related unaudited consolidated statements of operations and changes in stockholders’ or members’ equity of Sellers for the six months then ended reviewed by Sellers’ independent accountants; (the audited statements set forth in (i) and the unaudited statements set forth in (ii), including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements are complete and accurate in all material respects, make full provision for all established, deferred or contingent liabilities to the extent required by GAAP, and fairly present the consolidated financial position and results of operations and cash flows of Sellers as of the dates and for the periods reflected thereon. To Sellers’ Knowledge, no Seller nor any manager, officer, employee, auditor, accountant, or similar representative of any Seller has become aware of any material complaint, whether written or oral, allegation, assertion, or claim regarding the accounting or auditing practice, procedures, methodologies, or methods of any Seller or its internal accounting controls, including any material complaint, allegation, assertion, or claim that any Seller has engaged in improper accounting or auditing practices.
(b)    Set forth on Section 2.5(b) of the Disclosure Schedule is a complete list of all outstanding Indebtedness of each Seller.
Section 2.6    No Undisclosed Liabilities. No Seller has any Liabilities except: (a) to the extent specifically reflected and accrued for or specifically reserved against on the face of the Balance Sheet; and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course. No Seller engages in or maintains any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”)).
Section 2.7    Absence of Certain Developments. Except as set forth in Section 2.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since December 31, 2018, no Seller has conducted the Business other than in the Ordinary Course and:
(a)    there has not been any Seller Material Adverse Change;

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(b)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Sellers used in the Business of more than $50,000 for any single loss or $200,000 in the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption;
(c)    there has not been (i) any material change by any Seller in accounting or Tax reporting principles, methods, or policies, (ii) any settlement of any Tax controversy, (iii) any amendment of any Tax Return, (iv) any material Tax election or change or revocation of any Tax election, (v) any surrender of the right to a Tax refund, (vi) any taxes incurred outside the Ordinary Course, or (vii) any agreement entered into with any Governmental Body (including a “closing agreement” within the meaning of Code Section 7121) by or with respect to any Seller; and
(d)    No Seller has:
(i)    made any declaration or payment of any distributions on or in respect of any equity securities or interests of any Seller;
(ii)    failed to maintain its assets used in the Business in substantially the same condition as on the Balance Sheet Date (ordinary wear and tear excluded);
(iii)    made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer, employee, distributor, or agent of any Seller involved in the Business, other than increases in the Ordinary Course consistent with past practice in the base wages or salaries of employees of any Seller other than officers or managers or as required by any employment Contract or as required by Law;
(iv)    hired or terminated employees or engaged or terminated independent contractors involved in the Business other than in the Ordinary Course consistent with past practice;
(v)    Breached, or waived any Breach or any material right with respect to, any Material Contract;
(vi)    canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Contract or right, except in the Ordinary Course and which, in the aggregate, are not material to Sellers;
(vii)    modified its pricing and purchasing policies and levels, or entered into, amended, renewed, terminated, or permitted to lapse any Contract or transaction with any of its Affiliates, or paid to or received from any Affiliate of any Seller any amount, in each case, except in the Ordinary Course;
(viii)    entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing with respect to the Business;
(ix)    changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or failed to maintain the level and quality of its Inventory, in each case with respect to the Business;

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(x)    amended any of its Governing Documents, or failed to maintain its existence as a corporation or limited liability company, as applicable;
(xi)    adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;
(xii)    engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, Surety Bond, or other obligation of any Seller or any Affiliate thereof with respect to in the Business;
(xiii)    failed to pay any of its Liabilities when due;
(xiv)    entered into any compromise or settlement of any Legal Proceeding, except as listed in Section 2.7(d)(xiv) of the Disclosure Schedule or any investigation by any Governmental Body;
(xv)    [reserved];
(xvi)    made any filings or registrations with any Governmental Body, except routine filings and registrations made in the Ordinary Course;
(xvii)    adopted, amended, modified, or terminated any of its Employee Benefit Plans or collective bargaining agreements or other agreements with any labor union applicable to the Business;
(xviii)    written up or down (or failed to write up or down) the value of any Purchased Assets, except in the Ordinary Course (in accordance with GAAP consistently applied);
(xix)    introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of distributing its products, the levels of Inventory, equipment, or revenue-earning property that it maintains, its marketing techniques, or its accounting methods;
(xx)    entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.7 (or disclosed an intent to do so), or taken or omitted to take any action that would be required to be disclosed in any section of the Disclosure Schedule;
(xxi)    incurred any Taxes outside the Ordinary Course; or
(xxii)    incurred any additional Indebtedness outside the Ordinary Course or created any additional Liens on or relating to the Purchased Assets.
Section 2.8    Taxes.
(a)    Except as described in Section 2.8(a) of the Disclosure Schedule, each Seller has complied in all material respects with all Laws relating to Taxes.
(b)    Except as described in Section 2.8(b) of the Disclosure Schedule: each Seller has timely filed (including within any validly requested extension period) with the appropriate taxing authorities all Tax Returns that it has been required to file in accordance with all applicable Laws; all such Tax Returns are true, correct, and complete in all material respects; all Taxes owed by any Seller (whether or not shown on any Tax

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Return) have been timely paid to the appropriate Governmental Body; no Seller is the beneficiary of any extension of time within which to file any Tax Return other than with respect to a valid extension; no claim has ever been made by an authority with respect to any Seller in a jurisdiction where such Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and there are no Liens on any of the assets of any Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return other than Permitted Liens.
(c)    Each Seller has timely and properly withheld, and timely paid to the appropriate taxing authority or other Governmental Body in accordance with all applicable Laws, (i) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, agent, independent contractor, nonresident, creditor, shareholder, member, or other third party, and (ii) all sales, use, and value added Taxes.
(d)    No Seller has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment, or collection of any Tax.
(e)    None of the Assumed Liabilities or Employee Benefit Plans represents a payment or obligation to make a payment that is not deductible under Section 280G of the Code or includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.
(f)    None of the properties or assets of any Seller is property which, for Tax purposes, is required to be treated as owned by another Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8). No Seller is an obligor on, and none of any Seller’s respective assets have been financed directly or indirectly by, any tax-exempt bonds described in Code Section 103(a). No property or assets of any Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(g)    No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed in writing by any taxing authority or other Governmental Body against any Seller.
(h)    There is no examination, Legal Proceeding, audit, or claim for refund in progress, or that, to the Knowledge of Sellers, is pending or has been proposed or threatened in writing against or with respect to any Seller regarding Taxes or with respect to the Business, the Purchased Assets, or the Transferred Employees.
(i)    True, correct, and complete copies of all income, sales and property Tax Returns filed by or with respect to each Seller for taxable periods ending on or after December 31, 2015 have been delivered to Purchaser.
(j)    No Seller has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(k)    No Seller is subject to Tax, nor does any Seller have a permanent establishment, in any foreign jurisdiction, as defined in any applicable Tax treaty or convention between the United States and such foreign country.
(l)    No Seller is a “foreign person” within the meaning of Code Section 1445(f)(3).

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(m)    No Seller is subject to any material Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes relating to the Business, the Purchased Assets, or Transferred Employees.
(n)    No Seller has ever been a member of an Affiliated Group (other than a group the common parent of which is a Seller).
(o)    No Seller is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), contractual liability, or otherwise. No Included Contract is or includes a Tax Sharing Agreement.
(p)    No Seller has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Body that relates to the Taxes or Tax Returns of such Seller.
(q)    Each of C/C and LPS is taxed as a C corporation for U.S. federal income Tax purposes, and no election has been made (or is pending) to change such treatment prior to the Closing Date. Each of Holdings and MPLPS is (and has been for its entire existence) classified as a “disregarded entity” for U.S. federal income Tax purposes, and no election has been made (or is pending) to change such treatment prior to the Closing Date.
Section 2.9    Real Property.
(a)    No Seller owns, nor has any Seller previously owned, nor does any Seller hold any options or contractual obligations to purchase or acquire any interest in any real property.
(b)    Sellers have provided to Purchaser true and correct copies of each Real Property Lease. Each Real Property Lease is in full force and effect, free and clear of all Liens, other than Permitted Liens. Sellers have not received any notice of any breach of or default under any of the Real Property Leases, and Sellers and, to the Knowledge of Sellers, each other party thereto, is in compliance with all obligations of such party thereunder. No Seller has subleased, assigned, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.
(c)    The Real Property includes all interests in real property necessary or desirable to conduct the Business as presently conducted. Each parcel of Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property. All utilities (including, without limitation, water, sewer, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities to adequately serve the same for the operation of the Business as presently conducted. The continued ownership, operation, use and occupancy of the Real Property as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other Law, ordinance, order or regulation, any restrictive covenant or other applicable Law. The Real Property is in good operating condition and repair, subject only to ongoing maintenance and repair in the ordinary course of business, and to the Knowledge of Sellers, there is no condition or defect of the Real Property that could materially affect the use or operation of the Real Property or otherwise lead to a Material Adverse Change. There are no pending or, to the Knowledge of Sellers, threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding with respect to any of the Real Property.
Section 2.10    Tangible Personal Property; Title; Sufficiency of Assets

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(a)    Section 2.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) relating to the Business or the Purchased Assets. Sellers have delivered to Purchaser true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.
(b)    Each Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee. There is no material Breach of any Personal Property Lease by such Seller or, to the Knowledge of Sellers, by any other party thereto, and no event has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach thereof. Each Seller and, to the Knowledge of Sellers, each other party to each Personal Property Lease is in compliance in all material respects with all obligations of such Seller or such other party, as the case may be, thereunder.
(c)    Each Seller (and not any other Affiliate thereof) has good and marketable title to all the Purchased Assets being sold by such Seller hereunder, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights, and interests used in the Business by any Seller or reasonably required for the continued conduct of the Business. The Purchased Assets include, as of the date of this Agreement, all assets, properties, and rights reflected on the Balance Sheet other than: (i) Inventory sold; (ii) receivables collected; (iii) prepaid expenses realized; (iv) items of obsolete equipment and revenue-earning property disposed of; and (v) the Excluded Assets, in the case of each of (i)-(iv) in the Ordinary Course.
(d)    Section 2.10(d) of the Disclosure Schedule lists all material items of tangible personal property, including all Inventory, equipment, revenue-earning property, and vehicles, owned by Seller or used or held for use in the Business. All such owned or leased vehicles are: (i) properly licensed and registered in accordance with applicable Law; and (ii) fully insured. All tangible personal property owned by any Seller and included in the Purchased Assets, and all of the items of tangible personal property used by any Seller under the Personal Property Leases: (i) are structurally sound; (ii) are in good operating condition, maintenance, and repair (subject to normal wear and tear given the use and age of such assets); (iii) are usable in the Ordinary Course; (iv) conform to all Laws relating to their construction, use, and operation; and (v) are adequate for the uses to which they are being put or are intended to be put without the need for repair. None of such items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not significant in nature or cost, and there are no facts or conditions affecting such tangible personal property that could interfere in any significant respect with the use or operation thereof as used or operated for the twelve (12) months preceding the date of this Agreement.
Section 2.11    Intellectual Property.
(a)    Sellers own or otherwise possess legally enforceable rights to use all of the Intellectual Property that is used in the Business or reasonably necessary to conduct the Business as presently conducted. The Intellectual Property owned or purported to be owned by any Seller (“Owned Intellectual Property”) and the Intellectual Property licensed to any Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in the Business or as reasonably required for the continued conduct of the Business. Sellers, individually or collectively, are the sole owners of all rights, title and interest in and to the Owned Intellectual Property free and clear of all Liens. Following Closing, all Owned Intellectual Property will be fully transferrable, alienable and licensable by Purchaser without restriction and without payment of any kind or obligation to any third party.
(b)    Section 2.11(b)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body or registrar, including patents, trademarks, service marks, domain names and copyrights, issued by or

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registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body or registrar. Section 2.11(b)(ii) of the Disclosure Schedule sets forth a true, correct, and complete list of all trademarks, service marks and other trade designations as well as all Software that are Owned Intellectual Property and not otherwise identified in Section 2.11(b)(i) of the Disclosure Schedule. All required filings and fees related to the Owned Intellectual Property for which a registration or application has been filed with a Governmental Body or registrar have been timely filed with and paid to the relevant Governmental Body and authorized registrars, are not in any grace or surcharge period, and all Owned Intellectual Property is otherwise valid, enforceable and in good standing. Section 2.11(b)(iii) of the Disclosure Schedule sets forth a true, correct, and complete list of all written licenses and arrangements (other than Ordinary Course licenses of commercially available and unmodified software): (A) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller; or (B) pursuant to which the use by any Seller of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding, and enforceable between the applicable Seller and the other parties thereto and are in full force and effect. There is no material Breach of any Intellectual Property License by any Seller or, to the Knowledge of Sellers, by any other party thereto. No party to any Intellectual Property License has given written notice to Sellers of such party’s intention to cancel, terminate or non-renew such agreement. All Software used by any Seller is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right (including the appropriate number of seats being used) and is not a “bootleg,” “pirated” or otherwise unauthorized version or copy.
(c)    The former and current use of the Intellectual Property used in the Business and products and services of the Business (including the manufacture, import, use offer for sale, sale, licensing, distribution and other exploitation thereof), and the former and current operation of the Business has not interfered with, infringed, misappropriated or otherwise violated, and does not interfere with, infringe misappropriate or otherwise violate any Intellectual Property or rights of publicity of third parties or constitute unfair competition in any jurisdiction in which Sellers currently do business. None of Sellers is the subject of any legal proceeding or has received any notice alleging any of the foregoing or its infringement, misappropriation or other violation of, any Intellectual Property of third parties or challenging the ownership, registration, use, validity or enforceability of any Owned Intellectual Property and to the Knowledge of Sellers there are no bona fide grounds for any such claim. To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property or any other Business Intellectual Property, and no Seller has asserted any such claim against any Person.
(d)    Each Seller has taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information of Sellers relating to the Business (and any confidential information owned by any Person to whom Sellers have a confidentiality obligation with respect to the Business). No such trade secrets or other confidential information of Sellers have been disclosed by any Seller to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or other confidential information by such Person. To the Knowledge of Sellers, no Person is in Breach of any such agreement. Except as described in Section 2.11(d)(i) of the Disclosure Schedule, all officers, employees, consultants, contactors, and vendors of any Seller and all other Persons involved in the development of Owned Intellectual Property have entered into confidentiality, assignment of inventions, and non-compete agreements substantially in the form included in Section 2.11(d)(ii) of the Disclosure Schedule, which agreements are sufficient to transfer to Sellers all right, title, and interest of such Persons therein. To the Knowledge of Sellers, no current or former officer, employee, consultant, contractor, vendor, or any other Person has any right, claim, or interest to any of the Owned Intellectual Property. No Person has breached any such agreements and no employee, consultant, or contractor of any Seller has been, is, or will be performing services for the Business in Breach of any term of any employment, invention disclosure or assignment, confidentiality, or non-competition

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agreement or other restrictive covenant or any Order as a result of such employee’s employment in, or such consultant’s or contractor’s engagement to provide services with respect to, the Business.
(e)    There are no actions that must be taken by Purchaser within one hundred eighty (180) days after the date of this Agreement, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, or preserving or renewing any right in any Owned Intellectual Property. Section 2.11(e) of the Disclosure Schedule lists the status of any proceedings or actions pending or, to the Knowledge of Sellers, threatened before any Governmental Body anywhere in the world related to any of the Owned Intellectual Property or any Intellectual Property License, including the due date for any outstanding response by any Seller in such proceedings. No Seller has taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Owned Intellectual Property.
(f)    All Software that is Owned Intellectual Property (“Owned Software”) (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by each Seller or conveyed thereby to its customers or other transferees, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code, or similar programs and (iii) has been maintained by each Seller in accordance with its contractual obligations to customers and industry standards. No Person other than each Seller and Tarika (which is subject to a written confidentiality obligation) possesses a copy, in any form (print, electronic or otherwise), of any source code for any Owned Software, and all such source code and has been maintained strictly confidential. No Seller has an obligation to afford any Person, other than Tarika, access to any such source code. Sellers are in possession of all other material relating to all Software used in the Business, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the Business.
(g)    As used herein, “Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge. No Publicly Available Software has been incorporated in, linked to, distributed with or otherwise used in connection with any Owned Software or any product or service of the Business in any manner that may (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing or distribution of any source code for any portion of such Owned Software, product or service (other than the Publicly Available Software itself) or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of Sellers to use, allow third parties to use, distribute or enforce any Owned Intellectual Property in any manner.
(h)    The Systems are operational, fulfill the purposes for which they were acquired or developed, and have hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current needs of the Business. Sellers have disaster recovery and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the Systems and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. Each Seller has maintained in the

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ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Systems. The Systems have not suffered any security breach or material failure within the past five (5) years.
(i)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of Sellers’ right to own or use any Intellectual Property. Immediately subsequent to the Closing, the Owned Intellectual Property and all other Intellectual Property used or held for use in the Business will be owned or available for use by Purchaser on terms and conditions identical to those under which each Seller owns or uses such Intellectual Property immediately prior to the Closing, without payment of additional fees or the assumption of additional liabilities or obligations. Immediately subsequent to the Closing, Sellers shall have no right, title or interest in any such Intellectual Property.
Section 2.12    Contracts.
(a)    Section 2.12(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the following Contracts (each such Contract set forth or required to be set forth on such Schedule, a “Material Contract”) to which any Seller is a party or by which any Seller or its assets or properties are bound, in each case relating to the Business or the Purchased Assets:
(i)    any Contract between a Seller or its Affiliates and any Key Retail Partner;
(ii)    all Contracts relating to capital expenditures or other purchases of materials, supplies, maintenance, equipment, revenue-earning property, or other assets or properties or services (other than purchase orders for inventory or supplies in the Ordinary Course) in excess of $25,000 individually, or $100,000 in the aggregate;
(iii)    all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course), advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance, or investment;
(iv)    all Contracts involving Indebtedness of any Seller or granting or evidencing a Lien on any property or asset of any Seller;
(v)    all Real Property Leases;
(vi)    any management service, consulting, financial advisory, or any other similar type of Contract and all Contracts with investment or commercial banks;
(vii)    any Contract which includes any restrictive covenant, license, non-competition, non-solicitation, most favored nations, exclusivity, or other item which restricts such Sellers’ (or its successor’s) rights and ability to operate;
(viii)    all Contracts (other than this Agreement and the other Transaction Documents) between any Seller and (A) any Affiliate of any Seller, (B) any current or former officer or manager of any Seller, or (C) any other Seller;
(ix)    all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $25,000 individually, or $100,000 in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by any Seller of any operating business or the equity

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securities or interests of any other Person pursuant to which any Seller has continuing obligations as of the date of this Agreement;
(x)    all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or similar arrangement;
(xi)    all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on any Seller;
(xii)    all Contracts involving a confidentiality, standstill, or similar arrangement;
(xiii)    all Contracts (A) for the employment of any officer, individual employee, or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever, (B) requiring severance payments or payments upon a change in control, (C) for deferred compensation or severance and (D) with any staffing company, temporary employee agency, professional employer organization, or similar company or service provider or PEO;
(xiv)    all collective bargaining agreements or other agreements with any labor union;
(xv)    all Contracts with any Governmental Body;
(xvi)    all Contracts that involve the performance of services, or delivery of goods or materials, during the twelve (12) month period immediately prior to the date of this Agreement of an amount or value in excess of $25,000 individually or $100,000 in the aggregate, including all master service agreements (regardless of dollar thresholds);
(xvii)    all Contracts (A) containing a grant by any Seller to a Person of any right relating to or under the Owned Intellectual Property or relating to the development, ownership, registration or enforcement of any Owned Intellectual Property; (B) containing any grant to any Seller of any right relating to or under the Intellectual Property of any Person, including Intellectual Property Licenses; or (C) where any Seller agrees to indemnify any Person with respect to claims of infringement of any Intellectual Property other than customers under Seller's standard form agreement;
(xviii)    all powers of attorney granted to any Person;
(xix)    all Contracts relating to any matter required to be disclosed in Section 2.7 of the Disclosure Schedule; and
(xx)    all Contracts with customers and suppliers disclosed or required to be disclosed on Section 2.22(a) or Section 2.22(b) of the Disclosure Schedule;
(xxi)    all Contracts, other than as set forth above, to which any Seller is a party or by which any of its assets or properties are bound that are material to any Seller.
(b)    True, correct, and complete copies of the Material Contracts have previously been provided to Purchaser by Sellers. Except as set forth in Section 2.12(b) of the Disclosure Schedule, all of the Included Contracts, following the Closing, shall remain enforceable by Sellers and, to the Knowledge of Sellers, binding on the other parties thereto, without the Consent of any Person. No Seller is in Breach, and no event

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has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach of any Included Contract by any Seller or, to the Knowledge of Sellers, by any other party thereto. Each of the Included Contracts is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of Sellers, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to Sellers’ Knowledge, threatened, under any Included Contract, and no Seller has asserted or threatened to assert any claim under any Included Contract.
Section 2.13    Employee Benefits.
(a)    Section 2.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plans, agreements, arrangements, programs, or payroll practices (including severance or retention pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, stock-based incentive salary continuation for disability, sick leave, or other purposes, retirement, deferred compensation, bonus, incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, scholarship programs, fringe benefit, Change of Control Payments or benefits and any similar plans or arrangements) (whether funded or unfunded, qualified or nonqualified), sponsored, maintained, or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated, that together with any Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA or 414 of the Code (a “Seller ERISA Affiliate”) for the benefit of any employee, leased employee, manager, officer, director, shareholder, member, or independent contractor (in each case either current or former) of any Seller or any Seller ERISA Affiliate, or with respect to which any Seller or any Seller ERISA Affiliate has any Liability (“Employee Benefit Plans”). Except as disclosed in Section 2.13(a) of the Disclosure Schedule, none of Sellers, nor any Seller ERISA Affiliate has ever maintained, contributed to, or incurred any liability (contingent or otherwise) with respect to any plan that is: (i) subject to Section 210(a), 4063, and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”); (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”); (iii) Employee Benefit Plans, including “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law); or (iv) any plan, program or arrangement that is or has been subject to the minimum funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Seller has any Liability or contingent Liability with respect to any plan, arrangement, or practice of the type described in this Section 2.13(a), other than the Employee Benefit Plans set forth in Section 2.13(a) of the Disclosure Schedule.
(b)    Purchaser’s acquisition of the Purchased Assets will not cause Purchaser or any of its Affiliates to incur any liability under Section 412 of the Code of Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Sellers do not maintain, sponsor, or have any Liability with respect to a Foreign Pension Plan.
(c)    Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination or opinion letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and to the Knowledge of Sellers, nothing has occurred or is reasonably expected to occur with respect to any such plan that could reasonably be expected to cause the loss of such qualification or exemption.
(d)    True, correct, and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (i) any plans and related trust documents (and all amendments thereto), investment management agreements, administrative service Contracts, group annuity

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Contracts, insurance Contracts, collective bargaining agreements, and employee handbooks; (ii) the most recent Forms 5500 for the past three (3) years and schedules thereto; (iii) the most recent consolidated financial statements and actuarial valuations for the past three (3) years; (iv) material participant communications for the last three (3) years; (v) the most recent IRS determination letters; (vi) the most recent summary plan descriptions (including letters or other documents updating such descriptions); (vii) written descriptions of all non-written agreements relating to the Employee Benefit Plans; and (viii) nondiscrimination testing results.
(e)    To the Knowledge of Sellers, there are no pending Legal Proceedings which have been asserted or instituted or threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or any Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances that could form the basis for any such Legal Proceeding. To the Knowledge of Sellers, no Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.
(f)    Sellers maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Sellers and each Seller ERISA Affiliate has materially complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with any Seller’s COBRA obligations rising in connection with the transactions contemplated by this Agreement. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of any Seller or its predecessors after termination of employment or other service other than the rights that may be provided by Law. Sellers (i) have offered their full-time employees minimum essential coverage that is affordable and provides minimum value to the extent required to avoid a penalty under Code Section 6055 and 6056, to the extent applicable.
(g)    Except as disclosed in Section 2.13(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (in each case either alone or in conjunction with any other event) will: (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
Section 2.14    Labor.
(a)    Section 2.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants, or contractors of any Seller as of the date of this Agreement providing services for the Business, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time) and status (whether an employee or an independent contractor); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) any other discretionary or non-discretionary compensation; and (vii) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.
(b)    No employee of any Seller is represented by a union. No Seller is, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees. There are no labor organizations representing, purporting to represent or, to Sellers’ Knowledge, attempting to represent any employee either currently or at any time within the past five (5) years. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout,

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concerted refusal to work overtime, arbitrations, or other similar labor activity or dispute affecting any Seller or any of its employees. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending at any time in the past five (5) years or, to the Knowledge of Sellers, threatened against any Seller. There is no organizing activity involving any Seller pending at any time in the past five (5) years or, to the Knowledge of Sellers, threatened by any labor organization or group of employees of any Seller.
(c)    There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened, against, relating to, involving or otherwise affecting any Seller with respect to any employee, former employee, applicant for employment, current or former leased worker, current or former temporary employee, or current or former independent contractor or consultant arising out of employment, alleged employment, services provided, or any alleged violation of any Employment Law, including any alleged misclassification of any current employee, former or prospective employee, leased worker, temporary employee, independent contractor or consultant. During the past five (5) years, there has not been any Legal Proceeding or allegation relating to, or, to the Knowledge of the Sellers, any act of sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case involving the Company or any current or former employee, officer, director, or manager, individual independent contractor or other service provider (in relation to his or her work at the Company) of the Company, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such Action, settlement or other arrangement been proposed or threatened.
(d)    All current and former employees of Sellers have entered into confidentiality and assignment of inventions agreements in favor of Sellers that remain in effect. No employee of Sellers is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Sellers because of the nature of the business conducted or presently proposed to be conducted by Sellers or to the use of trade secrets or proprietary information of others. To the Knowledge of Sellers, no executive or employee currently has any plans to terminate employment with any Seller, or not continue employment with Purchaser after Closing, independently of or as a result of the transactions contemplated by this Agreement and the other Transaction Documents.
(e)    Each Seller is and has been in compliance with all applicable Laws and Orders pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, wrongful discharge, reasonable accommodation, disability rights or benefits, immigration, the verification of immigration/employment status, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence, employee data and personal information, the withholding and payment of social security and other payroll taxes, plant closings or layoffs, and unemployment insurance (collectively, “Employment Laws”).
(f)    Sellers are, and at all times have been, in compliance with all applicable Laws and/or regulations relating to minimum wage and overtime compensation, including without limitation, the Fair Labor Standards Act, as amended, and any applicable state or local wage and hour laws. All employees of each Seller are appropriately classified as exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local wage and hour law. All individuals characterized and treated by Sellers as consultants or contractors are appropriately classified as independent contractors under all applicable Laws. Sellers have paid in full (i) to all employees and former employees, any wages, salaries, commissions, bonuses, compensation, overtime, cash outs of accrued and unused vacation, paid time off, or other leave and severance, and any other amounts due upon the termination of employment that are due and payable, and (ii) to all independent contractors, consultants, leased workers, and temporary employees, any fees for services that are due and payable.

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(g)    Each Seller has complied with WARN, to the extent applicable, and has no plans to undertake any action in the future that would trigger WARN. No employee of any Seller has suffered an “employment loss” (as defined in and covered by the WARN Act or similar state or local law) during the six-month period prior to Closing.
(h)    All employees of each Seller are residing and/or working in the United States: (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States; and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against any Seller or, to Sellers’ Knowledge, any employees thereof, that: (i) alleges any failure so to comply; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of any Seller to sponsor employees for immigration benefits and, to the Knowledge of Sellers, there is no reasonable basis for any of the foregoing. To the Knowledge of Sellers, there is no reasonable basis to believe that any employee of any Seller will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws. Each Seller maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation, or other Legal Proceeding has been commenced against any Seller at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.
Section 2.15    Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no, and during the previous three (3) years there has been no, Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller or any of the officers, managers, directors, or key employees of any Seller before any court or other Governmental Body or any arbitral tribunal relating to or involving the Business, this Agreement or the other Transaction Documents, except for customer complaints in the Ordinary Course that do not exceed $5,000 individually, or $100,000 in the aggregate. During the previous three (3) years, no Seller has engaged, and no Seller currently is engaged, in any Legal Proceeding to recover monies due it or for damages sustained by it relating to or involving the Business, and there is no unsatisfied judgment, penalty, or award affecting any Seller with respect to the Business or any of the Purchased Assets. No Seller is subject to any Order of any Governmental Body relating to or involving the Business.
Section 2.16    Compliance with Laws; Permits.
Except for Environmental Requirements and Environmental Permits, which matters are addressed solely by Section 2.18:
(a)    Each Seller is, and has been during the previous three (3) years in material compliance in all respects with all Laws applicable to the ownership, lease, use, occupancy, or operation of the Purchased Assets or the conduct of the Business. No Seller has received notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other written communication from any Governmental Body of any Breach of any Law in connection with or relating to the Business. There is, and has been in the last three (3) years, no investigation by a Governmental Body pending against or, to the Knowledge of Sellers, threatened against any Seller in connection with or relating to the Business and the operation or use of the Purchased Assets, except as set forth in Section 2.16(a) of the Disclosure Schedule. To Sellers’ Knowledge, no event has occurred, or condition or circumstance exists, which could reasonably be expected to result in a material Breach of any applicable Law in connection with or relating to the Business and the ownership, operation or use of the Purchased Assets, except as set forth in Section 2.16(a) of the Disclosure Schedule.

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(b)    Section 2.16(b) of the Disclosure Schedule contains a true, correct, and complete list of each Permit (other than Environmental Permits) that is held by any Seller or that otherwise relates to the ownership, lease, use, occupancy, or operation of its assets or properties that are used in the Business or the conduct of the Business, and indicates for each whether the same is transferrable to Purchaser and, if so, whether Consent to such transfer is required. Each Permit listed in Section 2.16(b) of the Disclosure Schedule is valid and in full force and effect. The Permits identified in Section 2.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable each Seller to lawfully conduct and operate the Business and to own and use the Purchased Assets in the manner in which it currently owns and uses such assets. Except as set forth in Section 2.16(b) of the Disclosure Schedule:
(i)    each Seller is in full compliance with all of the terms and requirements of each Permit identified in Section 2.16(b) of the Disclosure Schedule;
(ii)    to Sellers’ Knowledge, no event has occurred, or condition or circumstance exists, which (A) could reasonably be expected to constitute or result directly or indirectly in a Breach of or a failure to comply with any term or requirement of any Permit identified in Section 2.16(b) of the Disclosure Schedule, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit identified in Section 2.16(b) of the Disclosure Schedule;
(iii)    No Seller has received any notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Breach of any term or requirement of any Permit or any investigation or hearing related thereto or (B) any actual, proposed, possible, or potential revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to any Permit; and
(iv)    all applications required to have been filed for the renewal of the Permits identified in Section 2.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
Section 2.17    Lease-Purchase Agreements; Data Security.
(a)    Sellers have delivered to Purchaser true and correct copies of the all forms of lease-purchase agreements (the “Lease-Purchase Agreements”) utilized by or on behalf of Sellers currently and during the previous three (3) years and the form of each such agreement is and was, as the case may be, in compliance with all Laws. All such Lease-Purchase Agreements were entered into in the Ordinary Course. Section 2.17(a) of the Disclosure Schedule sets forth the aggregate outstanding balance (assuming all payments contemplated by the Lease-Purchase Agreements are made), as of June 30, 2019, of amounts outstanding under the Lease-Purchase Agreements payable to Sellers (collectively, “Customer Accounts”). Each Customer Account is evidenced by a valid Lease-Purchase Agreement, and is the legal, valid and binding obligation of the customer named therein, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity). With respect to each Customer Account, (i) all customer payments received prior to the Closing Date have or will have been recorded on said customer’s payment history, (ii) the associated Lease-Purchase Agreements contain a description of the underlying merchandise actually leased thereunder, and (iii) to the Knowledge of Sellers, the underlying leased merchandise is located at the premises described in the associated Lease-Purchase Agreement or at a premises noted in Sellers’ updated

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computer address records. All Customer Accounts were opened in accordance with customary leasing standards and criteria of Sellers. All such Customer Accounts (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Liens, and Sellers have complied in all material respects, and on the Closing Date will have complied in all material respects, with all applicable Laws relating to such Customer Accounts.
(b)    Except as set forth on Section 2.17(b) of the Disclosure Schedule, each Seller has (i) complied in all material respects with applicable Privacy and Security Requirements; (ii) implemented Privacy Policies as required by applicable Privacy and Security Requirements, and at all times complied in all material respects with all such Privacy Policies; (iii) implemented commercially reasonable physical, technical and administrative safeguards that are consistent with industry standards and are designed to protect Personal Information in its possession or control from unauthorized access by any Person, including each Seller’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements; (iv) required third parties that receive Personal Information from or on behalf of each Seller to protect such Personal Information in accordance with applicable industry standards and to comply with any applicable Privacy and Security Requirements; and (v) maintained commercially reasonable data back-up and/or contingency operations plans.
(c)    No Seller has received any notices or complaints from any Person regarding any Security Breach or material Security Incident and, to the Knowledge of Sellers, no Seller has experienced any Security Breach or material Security Incident. No Seller has received any complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Body or self-regulatory authority) regarding the Seller’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements.
(d)    The Purchased Assets do not include Personal Information that is subject to non-United States Privacy Laws, including, without limitation, the European Union’s General Data Protection Regulation.
(e)    Each Seller has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information that is Processed in connection with the operation of the Business, and the consummation of the transactions contemplated by this Agreement shall not violate any applicable Privacy and Security Requirements or, to the Knowledge of Sellers, result in or give rise to any right of termination or other right to impair or limit Purchaser’s rights to own or Process any Personal Information used in or necessary for the operation of the Business.
Section 2.18    Environmental Matters.
(a)    Seller is currently in compliance with all Environmental Requirements applicable to the Business and to the ownership, lease, use, occupancy, or operation of its Real Property and with all Permits obtained or issued for the Business or Real Property pursuant to Environmental Requirements (“Environmental Permits”). All past noncompliance with Environmental Requirements or Environmental Permits relating to the Business has been resolved without any pending, ongoing, or future Liability, and to Seller’s Knowledge there is no requirement proposed for adoption or implementation under any Environmental Requirements or Environmental Permit that could reasonably be expected to adversely affect such continued compliance with Environmental Requirements and Environmental Permits or require currently-unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Requirements and Environmental Permits. All applications required to have been filed for renewal of any such Environmental Permits have been timely filed, and there are no pending Legal Proceedings, and Seller has no Knowledge of any threatened Legal

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Proceeding with respect to, or condition or circumstance that may threaten the suspension, revocation or modification of any of the Environmental Permits.
(b)    Except as set forth in Section 2.18(b) of the Disclosure Schedule, no Seller uses Hazardous Materials in connection with the Business other than those customarily used by similar businesses and similar properties for cleaning, maintenance, or operations.
Section 2.19    Insurance. Section 2.19 of the Disclosure Schedule includes a true, correct, and complete list of all insurance policies owned by any Seller (or as to which any Seller is the beneficiary, insured, or loss payee) relating to the Business. Such insurance policies are of the type and in the amounts sufficient to address risks of loss or liability associated with the Business and for compliance with all applicable Laws and all Contracts to which such Seller is a party or by which it is bound. None of such policies provides for any retroactive premium adjustments. No Seller has received any notice of: (i) cancellation, adverse modification, or intent to cancel or increase premiums with respect to such insurance policies nor, to the Knowledge of Sellers, is there any basis for any such action; or (ii) any significant changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal or modification of, any such policy. Section 2.19 of the Disclosure Schedule also contains a list of all pending claims and any claims since December 31, 2016 with any insurance company with respect to the Business and any instances since such date of a denial (or limitation in scope or amount) of coverage or claim of such Seller by any insurance company.
Section 2.20    Receivables. The accounts receivable and notes receivable of Sellers reflected in the Balance Sheet and arising after the date thereof (to the extent not paid in full by the account debtor prior to the date of this Agreement) are: (i) valid and genuine and have arisen solely in bona fide arm’s-length transactions with non-Affiliates for goods and services duly delivered and performed in the Ordinary Course (or, in the case of non-trade receivables, represent amounts receivable in respect of bona fide business transactions); and (ii) subject to the allowance for doubtful accounts set forth in the Balance Sheet or, in the case of accounts receivable arising since the date of the Balance Sheet, the recorded allowance for collection losses determined in the Final Closing Net Working Capital, valid and binding obligations of the account debtors without any counterclaims, setoffs, or other defenses thereto. All reserves, allowances, and discounts with respect to such accounts receivable were and are adequate and consistent in extent with the reserves, allowances, and discounts previously maintained by Sellers in the Ordinary Course and determined in accordance with GAAP consistently applied. A true, correct, and complete list of all accounts receivable and notes receivable of each Seller as of the date of this Agreement is included in Section 2.20 of the Disclosure Schedule. Except as set forth in Section 2.20 of the Disclosure Schedule: (i) no account debtor or note debtor is delinquent for payments in excess of $5,000 or for more than sixty (60) days; and (ii) to the Knowledge of Sellers, no account debtor or note debtor is insolvent or bankrupt.
Section 2.21    Inventory. Except as set forth in Section 2.21 of the Disclosure Schedule, each item of Inventory and revenue-earning property used in or relating to the Business is: (i) free of any significant defect or other deficiency, and free and clear of all Liens, except for Permitted Liens; (ii) owned by one (1) or more Sellers, and no Inventory or revenue-earning property is held on a consignment basis; (iii) properly stated on the Balance Sheet (to the extent existing on the date thereof) and on the Books and Records of the Business in accordance with GAAP; and (iv) useable or saleable and not obsolete, and there has been, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, and there is no anticipated write-down of such Inventory or revenue-earning property.
Section 2.22    Retail Partners and Suppliers.

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(a)    Sellers’ relationship with each dealer or retail partner (each, a “Retail Partner”) is evidenced by a valid written Contract executed by all parties thereto (each, a “Retail Partner Contract”), which Retail Partner Contract is, to the Knowledge of Sellers, the legal, valid and binding obligation of the Retail Partner named therein, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity). All Retail Partner Contracts were entered into in accordance with customary standards and criteria of Sellers. No Seller has any material obligation or commitment to any Retail Partner other than as described in the associated Retail Partner Contract. Section 2.22(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the top twenty (20) Retail Partners of Sellers (“Key Retail Partners”) relating to the Business (on an invoice volume basis) for the most recently ended fiscal year and for the 12-month period ended June 30, 2019. Except as set forth in Section 2.22(a) of the Disclosure Schedule, since December 31, 2017, no such Key Retail Partner has cancelled or otherwise terminated, reduced, or indicated that it may have any intent to cancel, not renew, terminate, reduce, or adversely modify its relationship with such Seller, nor is there any dispute therewith, nor do Sellers have Knowledge that any such event could reasonably be expected to occur. All Contracts or other arrangements with Retail Partners of Sellers relating to the Business are on arms’ length terms.
(b)    Section 2.22(b) of the Disclosure Schedule sets forth a true, correct, and complete list of the top twenty (20) suppliers or vendors of each Seller for the most recently ended fiscal year and for the 12-month period ended June 30, 2019 and the dollar amount of purchases from each such supplier during such period. Except as set forth in Section 2.22(b) of the Disclosure Schedule, since December 31, 2017, no such supplier or vendor has cancelled or otherwise terminated, reduced, or indicated that it may have any intent to cancel, not renew, terminate, reduce, or adversely modify its sales to the Business or its relationship with such Seller, nor is there any dispute therewith, nor do Sellers have Knowledge that any such event could reasonably be expected to occur. All Contracts or other arrangements with suppliers and vendors relating to the Business of any Seller are on arms’ length terms.
Section 2.23    Warranty Liabilities. All of the work and services performed and products delivered by each Seller in connection with the Business have conformed with all express warranties made by Sellers and with all applicable implied warranties, and no Liability for replacement, repair, or reperformance thereof or other damages exist in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing in the Ordinary Course. There are no warranties (express or implied) outstanding with respect to any products currently or previously delivered sold, provided, distributed, shipped, or licensed or any services rendered, by any Seller in connection with the Business, beyond those set forth in the master service agreements disclosed in Section 2.12(a)(xvi) of the Disclosure Schedule. Except as set forth in Section 2.23 of the Disclosure Schedule, no warranty claims have been made against any Seller in connection with the Business, and to Sellers’ Knowledge, there is no basis therefor. There are no material design or other defects, latent or otherwise, with respect to any such products or services.
Section 2.24    Guaranties and Liabilities. Except as set forth in Section 2.24 of the Disclosure Schedule, no Seller is a guarantor or otherwise responsible for any Liability (including Indebtedness) of any other Person in connection with the Business. No Seller has any Liability arising out of any injury to individuals or property as a result of the performance of any work or services or the provision or sale of any goods by any Seller in connection with the Business.
Section 2.25    Related Party Transactions. Since January 1, 2016, except as described in Section 2.25 of the Disclosure Schedule, (a) no Seller has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, or other contractual relationship with, any

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other Seller or any Affiliate of any Seller in connection with the Business, (b) neither any Seller nor any of its respective Affiliates: (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, officer, employee, or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor, or debtor of any Seller in connection with the Business, (B) engaged in a business related to the business of any Seller in connection with the Business, or (C) a participant in any transaction to which any Seller has been a party in connection with the Business; or (ii) has been a party to any Contract with another Seller or engaged in any transaction or business with another Seller, in each case in connection with the Business, and (c) no Seller has any Contract or understanding with any officer, manager, director, shareholder, employee, or member of any Seller, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of this Agreement or any other Transaction Document or the consideration payable thereunder or that contains any terms, provisions, or conditions relating to the entry into or performance of this Agreement or any other Transaction Document by any Seller.
Section 2.26    Brokers Fees. Except as set forth in Section 2.26 of the Disclosure Schedule, no Seller has any Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 2.27    Absence of Certain Business Practices; FCPA.
(a)    Except as set forth in Section 2.27 of the Disclosure Schedule, no Seller has, and no Affiliate or agent of any Seller, and no other Person acting on behalf of or associated with any Seller, acting alone or together, has, in connection with the Business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, supplier, or employee or agent of any customer or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, or employee or agent of any customer or supplier, any official or employee of any Governmental Body (domestic or foreign), or any political party or candidate for office, or other Person who was, is or may be in a position to help or hinder the business of any Seller (or assist any Seller in connection with any actual or proposed transaction), in each case which: (i) may subject any Seller to any damage or penalty in any civil, criminal, or governmental Legal Proceeding; (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of any Seller; or (iii) if not continued in the future, may adversely affect the assets, Business, or operations of Purchaser.
(b)    No Seller has, nor to the Knowledge of Sellers, have any of their respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility, taken any action, directly or indirectly, in connection with the Business, that constitutes: (i) a Breach or an alleged Breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a Breach or alleged Breach by such Persons of any other applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”); or (iii) a Breach or alleged Breach of applicable Laws relating to the Business.
(c)    Each Seller has conducted its respective business in compliance with the FCPA and the Anti-Corruption Laws and has retained, and will continue to retain, accurate Books and Records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 2.28    Surety Bonds.

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(a)    Each Seller has posted all deposits, letters of credit, trust funds, stand-alone indemnification agreements, bid bonds, performance bonds, completion bonds, reclamation bonds, and surety bonds (along with all such similar undertakings, “Surety Bonds”) required to be posted in connection with its respective operations in connection with the Business, all of which are listed in Section 2.28(a) of the Disclosure Schedule.
(b)    Except as disclosed in Section 2.28(b) of the Disclosure Schedule, each Seller is in compliance with all Surety Bonds applicable to it, and the operation of the Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise is in compliance with all applicable reclamation and other applicable Laws.
Section 2.29    No Misrepresentation; Completeness of Disclosure. The representations and warranties by Sellers in this Agreement, and the statements made by Sellers in the Disclosure Schedule, the other Transaction Documents and the certificates to be furnished to Purchaser pursuant hereto: (i) do not, when taken together, contain and will not, at the Closing, contain any untrue statement of a material fact; and (ii) do not omit and will not, at the Closing, omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers as follows:
Section 3.1    Formation and Related Matters. Purchaser is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business. Purchaser has delivered to Sellers true, correct, and complete copies of the Governing Documents of Purchaser and each of its subsidiaries, as amended to date and as presently in effect.
Section 3.2    Authorization and Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which each is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Purchaser of this Agreement and each of the other Transaction Documents to which each is or will be a party have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other Transaction Documents to which such entity is a party will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and the other Transaction Documents will constitute when executed, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 3.3    Capitalization. RAC owns 100% of the outstanding equity securities of Purchaser. None of the foregoing ownership interests have been granted in Breach of any preemptive rights. Purchaser does not have any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, or other Contracts or commitments that could require Purchaser to issue, sell, or otherwise cause to become outstanding any equity securities or other interests, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities or other interests. There are no outstanding obligations of Purchaser to repurchase, redeem, or otherwise acquire any of its equity

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securities or other interests. There are no outstanding or authorized share appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser. There are no voting agreements, voting trusts, proxies, registration rights agreements, member agreements with respect to any of the equity securities of Purchaser.
Section 3.4    Conflicts; Consents of Third Parties. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which any Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by Purchaser with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of Purchaser; (b) Breach in any material respect any Law or any Order by which any Purchaser is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (c) result in the creation of any Lien other than Permitted Liens upon the properties or assets of Purchaser. Except as set forth in Section 3.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of Purchaser in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.
Section 3.5    Brokers Fees. Except for Mann, Armistead & Epperson, Ltd., Purchaser does not have any Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE IV
COVENANTS
Section 4.1    Efforts; Notices and Consents.
(a)    Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper, or advisable on its part in order to cause the satisfaction, but not waiver, of the conditions of such Party set forth in Article V.
(b)    Each Seller shall use its commercially reasonable efforts to give any notices and obtain any Consents which are required to be given, made, or obtained by it in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including each Seller’s seeking all Consents set forth in Section 2.4 of the Disclosure Schedule; and Purchaser shall reasonably cooperate with the foregoing. No Contract or Permit shall be amended (and no right relating thereto shall be waived) in connection therewith without Purchaser’s consent. Sellers shall pay all costs and expenses relating to obtaining such Consents.
(c)    At Purchaser’s election, each Seller shall use its commercially reasonable efforts to either (i) terminate each of the existing Real Property Leases and obtain a new lease for each Leased Real Property, in form and substance reasonably satisfactory to Purchaser (each, a “New Lease”), (ii) assign the Real Property Leases to Purchaser or (iii) sublease the Real Property Leases to Purchaser, in each case, to be effective at Closing, between each landlord, Sellers and Purchaser or its designee, as applicable, with respect to such Leased Real Property.
(d)    Each Seller shall terminate or cause to be terminated prior to Closing all Contracts, transactions, relationships, or other arrangements required to be referenced in Section 2.25 of the Disclosure Schedule, and Sellers shall be unconditionally released therefrom.

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(e)    From the date of this Agreement until the Closing, Sellers shall notify Purchaser in writing within three (3) Business Days (but in any event, prior to Closing) after receiving notice or becoming aware of:
(i)    any fact, circumstance, event, action, or omission, the existence, occurrence, or taking of which, or failure to take, (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation, warranty, or covenant made by any Seller hereunder not being true, correct, complete, or complied with, (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.1 to be satisfied, (D) has led, or could reasonably be excepted to lead to a Breach of any Material Contract or Permit, or (E) constitutes a material Loss or casualty;
(ii)    any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;
(iii)    any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and
(iv)    any Legal Proceedings commenced or, to the Knowledge of Sellers, threatened against, relating to, or involving or otherwise affecting any Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.15 or that relates to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Purchaser’s receipt of information pursuant to this Section 4.1(e) or otherwise shall not operate as a waiver or otherwise affect any representation, warranty, covenant, or agreement given or made by any Seller or other provision affecting any Seller in this Agreement (including Section 6.1 and Section 7.1(b)) or any other Transaction Document and shall not be deemed to amend or supplement the Disclosure Schedule or prevent or correct any misrepresentation or Breach, or otherwise affect any remedy of Purchaser.
(f)    Sellers shall send letters and otherwise provide correspondence, in form, substance and timing reasonably approved by Purchaser, to employees, customers, suppliers, and others having business relations with it, notifying such Persons of the transactions contemplated hereby, with the purpose of facilitating an orderly transition of the Business to Purchaser.
Section 4.2    Access to Information; Financial Statements.
(a)    From the date of this Agreement until the Closing, each Seller shall: (i) afford Purchaser and its employees, agents, accountants, underwriters, lenders and legal and financial advisors (collectively, “Purchaser’s Agents”) with access, during normal business hours, to the offices, plants, warehouses, properties, and Books and Records of Sellers; and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of Sellers as Purchaser and Purchaser’s Agents may from time to time reasonably request. Sellers shall reasonably facilitate Purchaser’s contact and communication with the employees and personnel of each Seller, and professionals, representatives, customers, suppliers, vendors, lenders, and distributors of and to the Business, all as requested upon reasonable notice by Purchaser to Sellers and during normal business hours after the date of this Agreement. Sellers shall direct such Persons to cooperate with Purchaser in connection with the foregoing. The terms of this Section 4.2 shall not require the disclosure

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of information to the extent such disclosure, upon the written advice of outside counsel, would cause a waiver of attorney-client privilege. From the date of this Agreement through the Closing, each Seller shall use good faith efforts to operate the Business in such a manner as to achieve an orderly transition consistent with the business interests of Purchaser.
(b)    From and after the date of this Agreement, each Seller shall, and shall use their reasonable efforts to cause their Affiliates and their respective officers, directors, managers, employees, agents and representatives to, cooperate with Purchaser, its Affiliates and their respective agents and representatives in connection with compliance with Purchaser’s and its Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Body, (ii) any filings that may be required by the Securities and Exchange Commission (the “Commission”), under securities Laws applicable to RAC, Purchaser and their Affiliates, including any report required to be filed by RAC or Purchaser or any of their Affiliates under the Securities Exchange Act of 1934, as amended (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (ii), the “Filings”), (iii) executing and delivering or causing to be executed and delivered any reasonable and customary external audit firm representation letters as may be reasonably requested by Purchaser or its Affiliates or their respective agents and representatives, (iv) obtaining the consent of the independent auditor(s) that conducted any audit of the Financial Statements to be named as an expert in any Filing or offering memorandum for any equity or debt financing of RAC or Purchaser or any of their Affiliates and (v) using reasonable efforts to cause the independent auditor(s) that conducted any audit of the Financial Statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of RAC, Purchaser or any of their Affiliates. Further, from and after the date of this Agreement, Sellers shall, and shall use their reasonable efforts to cause their Affiliates to, make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to Sellers or the Purchased Assets in Sellers or their Affiliates’ possession or control reasonably required by Purchaser, its Affiliates and their agents and representatives, in order for Purchaser or its Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, any financial statements relating to Sellers or the Purchased Assets meeting the requirements of Regulation S-X under the Securities Act.
(c)    Without limiting the generality of Section 4.2(b), from and after the date of this Agreement, Sellers shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit or review by Purchaser’s Auditor of any financial statements of Sellers or related to the Purchased Assets that Purchaser or any of its Affiliates require to comply with the requirements of the Securities Laws. Such cooperation will include (i)  access to Sellers and Sellers’ officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements and (ii) delivery of one or more customary representation letters from Sellers that are reasonably requested by Purchaser or Purchaser’s Auditor to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 4.2(c).  Purchaser will reimburse Sellers, within ten (10) Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Sellers or their Affiliates in complying with the provisions of this Section 4.2(c).
Section 4.3    Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each Seller shall conduct its operations (including working capital and cash management) in the Ordinary Course and in compliance with all applicable Laws, confer with Purchaser as requested by Purchaser to the extent permissible under U.S. Antitrust Laws, and use its best efforts to preserve

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intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers, and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired. Without limiting the generality of the foregoing, prior to the Closing, no Seller shall, without the prior written consent of Purchaser (which shall not be unreasonably conditioned, withheld, or delayed), take any action that, had it been taken between the Balance Sheet Date and the date of this Agreement, would have been required to be included in Section 2.7, Section 2.12(a) or Section 2.12(b) of the Disclosure Schedule, or any action that could reasonably be expected to result in any of the conditions set forth in Article V not being satisfied.
Section 4.4    Further Assurances; Litigation Support; Books and Records.
(a)    If any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby and thereby, each of the Parties will take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as Purchaser or Representative reasonably may request; provided, however, that Purchaser shall not be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith or if it is an obligation of any Seller. Sellers shall cooperate with Purchaser to encourage each lessor, licensor, customer, Retail Partner, supplier, or other business associate of any Seller to maintain the same business relationships with Purchaser and its Affiliates after the Closing as it maintained with such Seller prior to the Closing.
(b)    Prior to the Closing, upon reasonable advance notice, Sellers will permit Purchaser and Purchaser’s representatives and agents to discuss, and will, if requested by Purchaser, assist Purchaser and Purchaser’s representatives and agents (including by making introductions) in any discussions of, the affairs, finances, and accounts of the Business with Key Retail Partners, key customers, key distributors, and key suppliers of or to the Business.
(c)    From and after the Closing, in the event and for so long as Purchaser actively is involved in, contesting, or defending against any third party Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving any Seller or the Business relating to events or occurrences prior to or at Closing or relating to a Breach by any Seller of any provision of this Agreement or any of the Transaction Documents, each Seller shall, and shall cause Sellers to, cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest, or defense, and provide such testimony and access to their Books and Records as shall be reasonably necessary in connection with such contest or defense.
(d)    Each Seller will use commercially reasonable efforts to deliver or cause to be delivered to Purchaser at Closing all properties, Books and Records, Contracts, information and documents in its or its Affiliates’ possession that are part of the Purchased Assets or the Assumed Liabilities. As soon as is reasonably practicable after the Closing, each Seller will deliver to Purchaser any remaining properties, Books and Records, Contracts, information and documents that are part of the Purchased Assets or related to the Assumed Liabilities that are not already in the possession or control of Purchaser.
(e)    Each Seller and Purchaser agree that each of them will preserve and keep the Books and Records held by it relating to the Business (including accountant’s work papers) for the longer of: (i) a period of five (5) years from the Closing Date; provided that Purchaser shall only be required to retain such Books and Records in accordance with its corporate records retention policies; and (ii) any longer retention period required by applicable Law.

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Section 4.5    Names and Logos. From and after the Closing, each Seller shall, and shall cause each Seller and its respective Affiliates, not to use any names or logos incorporating or similar to “Merchants Preferred”, “Merchants Preferred Lease-Purchase Services” and “C/C Financial” or any derivatives thereof or any other logo or trade name ever used in the Business or included in the Purchased Assets. As soon as practicable, but in any event within seven (7) days after Closing, each applicable Seller shall submit applicable documentation to change its trade name to a name not including the phrase “Merchants Preferred”, “Merchants Preferred Lease-Purchase Services” and “C/C Financial” or which is otherwise similar to its current trade name, and must submit applicable documentation to withdraw or change its trade name in all jurisdictions in which it is qualified to do business as a foreign entity.
Section 4.6    Mail; Payments; Receivables. From and after the Closing, each Seller shall promptly (but in any event no later than ten (10) Business Days after the receipt of such inquiry or correspondence) refer to Purchaser all customer, Retail Partner, supplier, employee, or other inquiries or correspondence relating to the Purchased Assets and the conduct of the Business after the Closing. From and after the Closing, if any Seller or its Affiliates receives or collects any funds relating to any accounts receivable, the Business, or any other Purchased Assets, each Seller and each Seller or their respective Affiliates shall remit such funds to Purchaser within five (5) Business Days after its receipt thereof. Effective upon the Closing, each Seller hereby appoints Purchaser as its true and lawful attorney-in-fact to: (i) receive and open all mail, packages, and other communications addressed to any Seller related to the Business; and (ii) demand and receive all accounts receivable and endorse without recourse the name of any Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder. Each Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.
Section 4.7    Public Announcements; Confidentiality.
(a)    Sellers and their respective Affiliates shall consult with RAC before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and shall not issue any such press release or make any such statement without the prior approval of RAC, except as may be required by applicable Law, in which case Sellers and its respective Affiliates shall consult with RAC about, and allow RAC reasonable time to comment on, such press release or announcement in advance of such disclosure, and Sellers and their respective Affiliates will consider such comments in good faith.
(b)    From and after the Closing, each Seller shall, and shall cause its respective Affiliates, agents, representatives, and professionals to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that Representative can show that such information: (i) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or representatives; or (ii) was lawfully acquired by such Seller or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser or any Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its respective Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Seller (or Representative on its behalf) shall use commercially reasonable efforts to obtain, and immediately notify Purchaser in writing so that Purchaser shall be able to seek to obtain, an

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appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.
Section 4.8    Tax Covenants.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, any and all transfer, sales, use, purchase, value added, bulk sales, excise, real property, personal property, intangible stamp, documentary, registration, business, occupation or similar Taxes imposed on, or resulting from, the transfer of any Purchased Assets pursuant to this Agreement and all related penalties and interests (collectively “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers; provided, however, that Purchaser’s liability for Transfer Taxes in accordance with this Section 4.8(a) shall not exceed, in the aggregate, $50,000. For the avoidance of doubt, Sellers shall bear one hundred percent (100%) of any Transfer Taxes in excess of $100,000. Each of Purchaser on the one hand and Sellers on the other hand shall promptly reimburse the other for such Transfer Taxes that are its responsibility except to the extent taken into account in the Final Closing Statement. Each Party, at its own cost and expense, shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes required to be filed by it, and, if required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation. Purchaser shall execute such certificates requested by Sellers to legally reduce or eliminate any Transfer Taxes (including, without limitation, Georgia Department of Revenue Form ST-5 Sales Tax Certificate of Exemption). Notwithstanding the foregoing Purchaser obligations, Sellers shall file a final return and pay any outstanding sales taxes to the Georgia Department of Revenue within fifteen (15) days after Closing.
(b)    Sellers shall notify each relevant taxing authority in each jurisdiction that imposes Taxes on any Seller or where any Seller has a duty to file Tax Returns regarding the transactions contemplated by this Agreement and the other Transaction Documents in the form and manner required by such taxing authority if the failure to make such notification or receive any available tax clearance certificate from such taxing authority would under applicable statutory or regulatory authority subject Purchaser to any Taxes otherwise attributable to Sellers or the Business prior to the Closing or in connection with the transactions contemplated by this Agreement and the other Transaction Documents (such notices and tax clearance certificates collectively, the “Tax Clearance Certificates”), all as set forth on Schedule 2. Sellers shall make commercially reasonable efforts to obtain all Tax Clearance Certificates prior to the Closing. If any taxing authority asserts that any such Tax is due, Sellers shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such Liabilities have been paid in full or otherwise satisfied.
(c)    Sellers, at their sole cost and expense, shall timely file all Tax Returns due prior to the Closing with respect to the Purchased Assets, Business, or Transferred Employees, and timely pay all Taxes due with respect to such Tax Returns. To the extent any such Tax Return would be reasonably expected to affect the Taxes of Purchaser or RAC, such Tax Return shall be prepared consistently with the practices and procedures of the applicable Seller before the date hereof.
(d)    Annual personal property Taxes, real property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets and the Business (the “Property Taxes”), shall be pro-rated as of the Closing Date, with Sellers liable to the extent such items relate to any time period (or portion thereof) prior to the Closing Date (“Pre-Closing Charges”) and Purchaser is liable to the extent such items relate to periods (or any portion thereof) on and after the Closing Date. To the extent Property Taxes are assessed with respect to a period that begins before and ends after the Closing Date, the Pre-Closing Charges shall be calculated by multiplying the amount of such Property Taxes for the entire period by a fraction, the numerator of which is the number of days in the period from the first day of the period through and including the day prior to the Closing

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Date, and the denominator of which is the number of days in the entire period. Sellers shall furnish Purchaser with such documents and other records as Purchaser reasonably requests to confirm such proration calculations. At the Closing, the aggregate amount of all unpaid Pre-Closing Charges shall be netted against the Base Cash Consideration, except to the extent such Pre-Closing Charges are taken into account in the calculation of the Estimated Net Working Capital. (For the avoidance of doubt, if the aggregate amount of Property Taxes paid by Sellers exceeds the amount of Pre-Closing Charges, such excess shall be treated as a credit for purposes of clause (ii) of the following sentence except to the extent such excess is taken into account in the calculation of the Estimated Net Working Capital.) If the amount of any Property Taxes is not fixed and determined as of the Closing, then the foregoing Closing adjustment shall be based on the amount thereof as reasonably estimated by Sellers at the Closing based on the most recently available information, and the Parties shall re-determine the amount of any Pre-Closing Charges within thirty (30) days following receipt of the actual final Property Tax bill. If following the Closing either Sellers or Purchaser receives (i) any assessment of any Property Taxes that are in whole or in part the responsibility of the other pursuant to this Section 4.8(d), Purchaser shall pay the same to the appropriate Governmental Body and Sellers will remit prior to the due date of assessment to Purchaser the amount of the Pre-Closing Charge with respect thereto except to the extent reflected as a debit to Sellers on the Final Closing Statement, or (ii) any refund or credit of any Property Taxes that are in whole or in part the responsibility of the other pursuant to this Section 4.8(d), such party shall promptly remit to the other such amount except to the extent reflected as a credit to Sellers on the Final Closing Statement.
(e)    Purchaser, each Seller, and Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.
Section 4.9    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, each Seller shall not, and shall cause its respective officers, directors, employees, agents, consultants, representatives, advisors, and Affiliates to not, directly or indirectly:
(a)    initiate, solicit, facilitate or encourage any inquiry, proposal, or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;
(b)    participate in any discussions, communications (except for unconditional rejection), conversations, or negotiations or enter into any agreement with (whether of a binding or nonbinding nature), or provide any information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or
(c)    respond to or entertain any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.
Each Seller further agrees that it shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than twenty-four (24) hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal, or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal, or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) received by any Seller or any representative thereof from the date of this Agreement through the Closing.

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Section 4.10    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood that any Liabilities arising out of the failure of any Seller or Purchaser to comply with the requirements and provisions of any Bulk Sales Laws of any jurisdiction shall be treated as Excluded Liabilities. To the extent any Taxes arising out of the application of any Bulk Sales Law are imposed on, or incurred by, Purchaser, Sellers shall promptly reimburse Purchaser for such Taxes (or Purchaser may, in its sole discretion, collect such amount from the Escrow Account by Purchaser providing unilateral instructions to the Escrow Agent regarding same and the number of shares of Common Stock to be released from the Escrow Account shall be determined in accordance with Section 6.6(a)).
Section 4.11    Employees and Employee Benefits.
(a)    On the Closing Date, Sellers shall terminate and shall cause any PEO to terminate all Business Employees, and Purchaser shall offer employment to all Business Employees that do not fail any pre-condition to being employed by Purchaser (including any drug or alcohol screening or other reasonable testing or screening) (such employees accepting such offer, the “Transferred Employees”). Each Seller shall use commercially reasonable efforts to cooperate with Purchaser’s efforts to cause all terminated Business Employees that Purchaser desires to hire to accept such employment. Sellers shall bear any and all obligations of and Liabilities under WARN or applicable state or local law resulting from employment losses relating to such terminations.
(b)    Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including hourly pay, commission due, bonus, salary, accrued vacation, sick time, or other paid time off, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with any Seller at any time on or prior to the Closing, and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing, except as otherwise required by applicable Law or the terms of a Contract.
(c)    Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits or any Employee Benefit Plan brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring on or prior to the Closing. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Purchaser shall not assume any Liability under any of the Employee Benefit Plans (including any post-Closing COBRA obligations) or with respect to any agreements or employee benefit plans sponsored by a PEO.
(d)    Each Seller and its Seller ERISA Affiliates shall retain and perform all obligations under Section 4980B of the Code (“COBRA”) with respect to all employees or former employees of the Business and their covered dependents on the Closing. For the avoidance of doubt, it is understood that Sellers shall indemnify and hold Purchaser harmless for any and all costs, Liabilities, and expenses with respect to M&A Qualified Beneficiaries (as such term is defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and arising under Part 6 of Title I of ERISA and Section 4980B of the Code. In the event that Sellers and the Seller ERISA Affiliates cease to maintain a group health plan (as defined in Section 50001(b)(1) of the Code), Sellers shall promptly notify

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Purchaser and Sellers shall promptly reimburse and indemnify Purchaser for all Liabilities related to the provision of COBRA to the M&A Qualified Beneficiaries.
(e)    Nothing contained herein shall (i) be construed to restrict in any way the ability of Purchaser to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, including any Transferred Employee, or (B) to amend, terminate or modify any employee benefit plan or program maintained by Purchaser, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Purchaser, or (iii) be construed to create any third-party beneficiary rights in any Business Employee, Transferred Employee, service provider, independent contractor, consultant or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.
(f)    With respect to employment Tax matters (i) Purchaser shall not assume any Seller’s obligation to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date; (ii) each Seller and Purchaser shall utilize the “standard procedure” with respect to each Transferred Employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53; and (iii) each Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.
Section 4.12    Payment of Excluded Liabilities. Sellers shall pay and discharge all of the Excluded Liabilities promptly and timely as they become due.
Section 4.13    Employee Restrictive Covenant Agreements. Notwithstanding anything to the contrary set forth in this Agreement, to the extent (and only to the extent) of benefit and not of burden to Purchaser, and to the extent assignable, all non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding any Seller arising by operation of Law or Contract (including pursuant to any Governing Document) with respect to the relationship between such Seller and any of its current or former members, shareholders, employees or independent contractors, in each case relating to the Business, are hereby assigned, effective as of the Closing, by such Seller to Purchaser, in accordance with Article I. To the extent that any such non-competition, non-solicitation or restrictive covenant agreements and arrangements and any such invention assignments and work made for hire provisions are not assignable, such Seller shall: (a) use commercially reasonable efforts at Purchaser’s expense to enforce such agreements or provisions on behalf of Purchaser or otherwise assign to Purchaser its “chose in action” related to such agreements or provisions; (b) not enforce any of same without the prior written consent of Purchaser; and (c) waive the application of such agreements or provisions as they may apply to any Transferred Employee’s employment with or engagement by Purchaser or any of its Affiliates.
Section 4.14    Release of Liens. At or prior to Closing, each Seller shall cause the release of all Liens (except Permitted Liens) on all Purchased Assets, all of which Liens are disclosed in Section 4.14 of the Disclosure Schedule.
Section 4.15    Insurance. Each Seller shall cause each insurance policy maintained by any Seller with respect to the Business or covering any Purchased Asset or Assumed Liability to be amended prior to Closing to name Purchaser as an additional insured or loss payee to the extent that such can be obtained by Sellers using their commercially reasonable, good faith efforts. Each Seller shall obtain tail or extended reporting period coverage for three (3) years following the Closing for each “claims-made” insurance policy maintained by any Seller with respect to the Business or covering any Purchased Asset or Assumed Liability. Effective upon the Closing, each Seller hereby appoints Purchaser as its true and lawful attorney-in-fact, in the name of each Seller,

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but on behalf of Purchaser, to pursue and enforce any and all rights of each Seller under the insurance policies maintained by such Seller with respect to any occurrence or Loss with respect to the Business or any Purchased Asset or Assumed Liability to the extent attributable to events that occurred on or prior to the Closing. Each Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. Notwithstanding anything to the contrary set forth in this Agreement, all calculations of Net Working Capital shall be net of cash received from insurers after the date of this Agreement with respect to assets.

ARTICLE V
CLOSING CONDITIONS
Section 5.1    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser (provided that no such waiver shall be deemed to have cured any Breach of any representation, warranty, or covenant made in this Agreement):
(a)    The representations and warranties of Sellers contained in this Agreement shall be true, correct, and complete in all material respects (other than those representations and warranties that are Transactional Reps or are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true, correct, and complete in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct, and complete as of such date.
(b)    Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing, provided that the obligations and covenants required by Section 4.7 and Section 4.9 shall be complied with in all respects.
(c)    There shall not have occurred a Seller Material Adverse Effect.
(d)    No temporary restraining Order, preliminary or permanent injunction, cease and desist Order, or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.
(e)    Purchaser or its Affiliates shall have obtained all Permits set forth in Section 5.1(e) of the Disclosure Schedule (the “Closing Permits”) from applicable Governmental Bodies to the extent any such Permit of any Seller is not transferable or assignable to Purchaser pursuant to this Agreement.
(f)    The cash on hand of Sellers to be transferred to Purchaser at the Closing in the aggregate amount of $2,000,000 (the “Minimum Cash Amount”), and such Minimum Cash Amount shall not be considered as a component of the Net Working Capital.
(g)    Sellers shall have delivered the following to Purchaser:

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(i)    a certificate, dated as of the Closing Date, executed by each Seller to the effect that the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e) have been satisfied;
(ii)    the Bill of Sale, duly executed and delivered by each Seller;
(iii)    certificates of title duly endorsed and transferred to Purchaser for all titled equipment and vehicles included in the Purchased Assets;
(iv)    a certificate of the secretary of each Seller certifying to the accuracy and completeness of and attaching (A) its Governing Documents, (B) a copy of resolutions duly adopted by the members, shareholders, board and managers, as applicable, of each Seller approving this Agreement and the execution and delivery of the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents on behalf of each Seller (together with their specimen signatures);
(v)    a good standing certificate, dated within five (5) days of the Closing Date, of each Seller certified by the Secretary of State of (A) the jurisdiction of formation of each Seller, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;
(vi)    the Consents set forth in Section 5.1(g)(vi) of the Disclosure Schedule which are necessary for the assignment to Purchaser of the Included Contracts and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (except as otherwise contemplated by Section 1.1(e));
(vii)    payoff letters (the “Payoff Letters”) in form and substance reasonably satisfactory to Purchaser executed by each Person to whom any Seller owes any Indebtedness;
(viii)    evidence reasonably satisfactory to Purchaser of the release of all Liens (except for Permitted Liens) on any assets of any Seller;
(ix)    a Master Services Agreement (in a form acceptable to Purchaser) between Purchaser (or its designee) and Tarika Group, Inc. (also known as Tarika Technologies) (“Tarika”) that is signed by Tarika and which (A) provides support and development services for the Systems acquired by Purchaser from Sellers for a period of not less than two (2) years, and on terms substantially similar (with respect to both scope of services and cost) to the terms under which Tarika provides such services to Sellers as of the date of this Agreement, (B) contains an assignment of any and all Intellectual Property rights in any way related to or associated with services provided by Tarika (or its employees, contractors or agents) to Sellers at any time prior to Closing, and (C) provides (as exhibits) a copy of all written agreements between Tarika and any of its employees, consultants or agents restricting the disclosure and use of any Intellectual Property of Tarika or its customers/clients, including any such agreements between Tarika, on the one hand, and Sachin Agrawal, Piyush Singhal, Yogesh Thakur or Ajay Jamwal, on the other hand;
(x)    a three-year noncompetition agreement, duly executed by L6 Funding LLC and Synterra Special Opportunities Fund II LLC;
(xi)    the Escrow Agreement, duly executed and delivered by Representative and the Escrow Agent;

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(xii)    the Intellectual Property Assignment Agreement, duly executed and delivered by each Seller;
(xiii)    the Tax Clearance Certificates (requested pursuant to Schedule 2), or, for any Tax Clearance Certificate that has been applied for but not yet received, evidence that such Tax Clearance Certificate has been applied for, in each case except as noted in Schedule 2 (A) to be provided or applied for post-closing or (B) to be completed by Purchaser;
(xiv)     evidence of termination, assignment, or sublease, as applicable, of each Real Property Lease, duly executed by each landlord party thereto or Seller, as applicable, in form and substance reasonably satisfactory to Purchaser, together with New Leases, assignment agreements or sublease agreements, as applicable, for each Leased Real Property, duly executed by each landlord party thereto or Seller, as applicable;
(xv)    releases from all Persons entitled to Seller Transaction Expenses or Change of Control Payments, in form and substance reasonably satisfactory to Purchaser;
(xvi)    all items required to be referenced in Section 2.25 of the Disclosure Schedule shall have been terminated and Sellers unconditionally released therefrom;
(xvii)    evidence reasonably acceptable to Purchaser that Sellers have obtained tail or extended reporting period coverage for Sellers’ “claims-made” insurance policies for two (2) years following the Closing;
(xviii)    a DVD or other portable electronic storage device containing, in electronic format, all documents posted as of the Closing Date to the electronic data site hosted by Box, Inc. and established by Sellers for the purpose of providing due diligence materials and information to Purchaser and its agents, employees, and advisors;
(xix)    the Equity Documents, executed by the applicable Sellers (or their designees), as well as such additional documents as requested by Purchaser or RAC with respect to the Equity Interest in form and substance satisfactory to the applicable Parties;
(xx)    from each Seller, a duly completed and executed IRS Form W-9 establishing that such Seller is exempt from U.S. back-up withholding and from withholding under Section 1445 pursuant to proposed Treasury Regulations Section 1.1445-2(b)(2)(v); and
(xxi)    such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.
Section 5.2    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Sellers (provided that no such waiver shall be deemed to have cured any Breach of any representation, warranty, or covenant made in this Agreement):
(a)    The representations and warranties of Purchaser contained in this Agreement shall be true, correct, and complete in all material respects (other than those representations and warranties that are Transactional Reps or are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true, correct, and complete in all respects) both as of the date of this Agreement and as of the Closing, other

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than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct, and complete as of such date.
(b)    Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.
(c)    There shall not have occurred a Purchaser Material Adverse Effect.
(d)    No temporary restraining Order, preliminary, or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.
(e)    Sellers shall have each received all applicable stockholder approvals required by Delaware law and each such Seller’s Governing Documents.
(f)    Purchaser shall have delivered the following to Sellers:
(i)    the Closing Cash Consideration;
(ii)    the Equity Interest not deposited into the Escrow Account;
(iii)    a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Purchaser to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(d) have been satisfied;
(iv)    a certificate of an officer or management of Purchaser certifying to the accuracy and completeness of and attaching (A) a copy of the resolutions duly adopted by the directors of Purchaser, approving this Agreement and the execution and delivery of the Transaction Documents, and (B) the incumbency of the officers or managers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);
(v)    a good standing certificate, dated within five (5) days of the Closing Date, of Purchaser and RAC, certified by the Secretary of State of Delaware;
(vi)    the Escrow Agreement, duly executed and delivered by Purchaser;
(vii)    the Intellectual Property Assignment Agreement, duly executed and delivered by Purchaser;
(viii)    the Bill of Sale, duly executed and delivered by Purchaser;
(ix)    the Equity Documents, duly executed and delivered by RAC or such other applicable party; and
(x)    such other documents, instruments, or certificates as shall be reasonably requested by Sellers or their counsel.

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ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnity Obligations of Sellers. Each Seller, jointly and severally, covenants and agrees to defend, indemnify, and hold harmless Purchaser, its Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:
(a)    any misrepresentation, inaccuracy, or Breach of any representation or warranty of any Seller contained in this Agreement or any of the other Transaction Documents or in any certificate or agreement delivered in connection herewith or therewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 6.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality (including any qualification noting “in all material respects” or words of similar import) or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty), or any qualification or limitation based on the Knowledge of Sellers (as if such qualification were deleted from such representation or warranty);
(b)    any failure of any Seller to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof;
(c)    any Pre-Closing Charges for which Sellers are liable pursuant to Section 4.8(d) (and not netted against the Base Cash Consideration in accordance with Section 4.8(d));
(d)    any Indebtedness (except to the extent Purchaser fails to make the payments of Indebtedness required by it under Section 1.4(b) of this Agreement);
(e)    any Excluded Asset or Excluded Liability;
(f)    any Seller Transaction Expenses or Change of Control Payments (except to the extent Purchaser fails to make the payments of Seller Transaction Expenses or Change of Control Payments required by it under Section 1.4(b) of this Agreement);
(g)    other than Liabilities included in the Final Closing Net Working Capital (and with respect thereto, not in excess of the specified dollar amounts set forth therein), all Liabilities associated with the ownership, control or operation of Sellers or the Business prior to the Closing Date (including, but not limited to, any Liabilities relating to any Employee Benefit Plans);
(h)    any failure of any Seller or any Affiliate of any Seller to comply with any applicable Bulk Sales Law or any similar Law of any jurisdiction in connection with the consummation of the transactions contemplated hereby or by any other Transaction Document;
(i)    any failure of any Seller to obtain a Required Consent;
(j)    any Pre-Closing Environmental Liabilities; and/or
(k)    any matter listed or required to be listed in Section 2.15 of the Disclosure Schedule.

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Section 6.2    Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify, and hold harmless Sellers, their respective Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:
(a)    any misrepresentation, inaccuracy, or Breach of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 6.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality (including any qualification noting “in all material respects” or words of similar import) or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b)    any failure of Purchaser to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof; and/or
(c)    any failure of Purchaser to discharge the Assumed Liabilities in accordance with the terms and conditions of this Agreement.
Section 6.3    Indemnification Procedures.
(a)    Third Party Claims.
(i)    In the case of any claim asserted by a third party (a “Third Party Claim”) against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within ten (10) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any Legal Proceeding with a third party resulting therefrom; provided, however, that: (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party; (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (such expense to be borne by the Indemnified Party only at such times during which the Indemnifying Party has properly assumed and maintained such defense); (iii) except as otherwise provided in this Agreement, the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided in this Agreement shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement (or affect such indemnification obligations), except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired; and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party.
(ii)    Except with the prior written consent of the Indemnified Party, no Indemnifying Party shall consent or agree to any settlement or entry of any judgment or Order. Without limiting the generality of the immediately preceding sentence, if an Indemnifying Party consents or agrees to any

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settlement or entry of any judgment or Order in contravention of this Agreement, no amounts paid in connection therewith shall be included with respect to the Cap. Notwithstanding the foregoing, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent or agree to any settlement or entry of any judgment or Order or enter into any settlement that: (i) includes a finding or admission of any Breach of Law or the rights of any Person; (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party) from any and all liability directly or indirectly relating to such Third Party Claim; or (iii) that does not provide for the Indemnifying Party to fully pay and discharge all Liabilities directly or indirectly relating to the applicable Third Party Claims.

(iii)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense against a Third Party Claim if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (ii) the claim seeks an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or that there are legal defenses available to the Indemnified Party and the Indemnifying Party which differ; (iv) Liability for claims under Section 6.1 that are reasonably likely to be for amounts in the aggregate in excess of the Cap; (v) the party bringing the claim is a customer or supplier of the Indemnified Party or the claims relate to environmental or regulatory matters; (vi) the Indemnifying Party fails to reasonably prosecute or defend such claim; or (vii) the Indemnifying Party has not acknowledged in writing its unconditional obligation to indemnify the Indemnified Party for all Liabilities and Losses relating to such Third Party Claim.
(iv)    If the Indemnifying Party does not accept the defense of a Third Party Claim within ten (10) days after receipt of the written notice thereof from the Indemnified Party described above (or if the Indemnifying Party or claim fails to at all times meet all of the requirements set forth above), the Indemnified Party shall have the full right to defend against any such claim or demand. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. In the event the Indemnifying Party fails to accept any settlement offer made by the opposing party or its counsel with respect to any Third Party Claim, any such amounts ultimately payable with respect thereto in excess of such settlement offer (including settlement and defense costs and judgments) shall be paid by the Indemnifying Party without regard to any limitations and such amounts shall not be considered with respect to the Cap. The parties shall cooperate with each other in all reasonable respects in connection with the defense or prosecution of any Third Party Claim, including making available (subject to applicable confidentiality provisions in this Agreement) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Legal fees and costs of any Legal Proceeding relating to Third Party Claims shall not be counted with respect to the Cap

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(b)    Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party prompt written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such ten (10) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim, and shall promptly pay such claim in full. Except as otherwise provided in this Agreement, any failure by an Indemnified Party to give notice as required pursuant to this Section 6.3(b) shall not affect the indemnification provided hereunder, except and to the extent that the Indemnifying Party shall have actually been materially prejudiced as a result of such failure.
Section 6.4    Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that: (a) the representations and warranties set forth in Section 2.8, Section 2.13 and Section 2.17 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period; and (b) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.10(c), Section 2.11, Section 2.27, Section 3.1, Section 3.2, Section 3.3, and Section 3.5 shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Rep”). All covenants and agreements shall survive the Closing indefinitely or, if earlier, until fully performed. Notwithstanding the foregoing, all claims (and matters relating thereto) made prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.
Section 6.5    Certain Limitations. The indemnification provided for in Section 6.1 and Section 6.2 shall be subject to the following limitations:
(a)    Upon the terms and subject to the conditions and limitations set forth in this Agreement, Sellers shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1(a) until the aggregate amount of all Losses in respect of indemnification exceeds $150,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for Losses only to the extent (and solely with respect to the amount that) such aggregate Losses exceed the Basket; provided that the foregoing limitation shall not apply in respect of any Losses relating to a Breach of any Transactional Reps. Upon the terms and subject to the conditions and limitations set forth in this Agreement, the Purchaser Indemnitees shall not be indemnified pursuant to Section 6.1(a) with respect to any Loss if the aggregate amount of all Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 6.1(a) has exceeded thirty-five percent (35%) of the Transaction Consideration (the “Non-Transactional Cap”). Subject to Section 6.5(c), in no event shall the Purchaser Indemnitees be entitled to indemnification pursuant to Section 6.1 with respect to any Loss if the aggregate amount of all Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 6.1 has exceeded the Transaction Consideration (the “Transactional Cap” and together with the Non-Transactional Cap, the “Cap”).
(b)    Upon the terms and subject to the conditions and limitations set forth in this Agreement, Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification exceeds the Basket, in which event Purchaser shall be required to pay or be liable for Losses only to the extent (and solely with respect to the amount that) such aggregate Losses exceed the Basket; provided that the foregoing limitation shall not apply in respect of any Losses relating to a Breach of any Transactional Reps. Upon the terms and subject to the conditions and limitations set forth in this

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Agreement, the Seller Indemnitees shall not be indemnified pursuant to Section 6.2(a) with respect to any Loss if the aggregate amount of all Losses for which the Seller Indemnitees have received indemnification pursuant to Section 6.2(a) in respect of Non-Transactional Reps has exceeded the Non-Transactional Cap. Subject to Section 6.5(c), in no event shall the Seller Indemnitees be entitled to indemnification pursuant to Section 6.2 with respect to any Loss if the aggregate amount of all Losses for which the Seller Indemnitees have received indemnification pursuant to Section 6.2 has exceeded the Transactional Cap.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in Section 6.5(a) and Section 6.5(b) shall not limit the Liability of any Indemnifying Party for (i) intentional Breach of any covenant set forth herein or any of the other Transaction Documents or fraud or (ii) indemnification with respect to the items set forth in Section 6.1(b) through Section 6.1(j). Additionally, the Basket shall not apply to any Losses resulting from a Breach of the representation in the first sentence of Section 2.10(c).
(d)    FROM AND AFTER THE CLOSING, EXCEPT (A) IN THE CASE OF A FRAUD CLAIM OR A BREACH OF ANY COVENANT TO BE PERFORMED POST-CLOSING SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, OR (B) WITH RESPECT TO EQUITABLE REMEDIES AVAILABLE TO THE PARTIES, THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY TO THIS AGREEMENT AND ITS AFFILIATES OR ANY OTHER INDEMNIFIED PARTY WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VI.
Section 6.6    Indemnification Payments by Sellers; Right of Set-Off.
(a)    Any indemnification payable by any Seller under this Article VI as a consequence of any Losses shall first be made as a payment from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement and, to the extent that the aggregate amount of such payments exceeds the Escrow Amount, Sellers, on a joint and several basis, shall pay within fifteen (15) Business Days such difference to the Purchaser Indemnitees in immediately available funds by wire transfer to a bank account to be designated by Purchaser. For purposes of determining the number of shares of Common Stock to be released from the Escrow Account at any time in connection with the indemnification obligations set forth in this Article VI, each share of Common Stock shall be valued at an amount equal to the lesser of (x) the market value of the Common Stock at the closing of trading on the trading day immediately prior to the Closing Date, and (y) the market value of the Common Stock at the closing of trading on the trading day immediately prior to the event giving rise to the Losses. On the date that is twelve (12) months following the Closing Date, Sellers and Purchaser agree to jointly instruct the Escrow Agent to release thirty-three percent (33%) of the Escrow Amount (other than any amount necessary to satisfy a pending indemnification claim by Purchaser hereunder) to Sellers, and on the date that is eighteen (18) months following the Closing Date, Sellers and Purchaser agree to jointly instruct the Escrow Agent to release the balance of the Escrow Amount (other than any amount necessary to satisfy a pending indemnification claim by Purchaser hereunder). However, Purchaser shall be under no obligation to instruct the Escrow Agent to distribute the balance of the Escrow Amount to Sellers until the close of the applicable statute of limitations if one or more Tax Clearance Certificates have not been provided to Purchaser, and the remaining Escrow Amount will be held by the Escrow Agent until the earlier of such time as the appropriate Tax Clearance Certificates are provided by Sellers to Purchaser or the statute of limitations with respect to the Tax or Taxes to which such Tax Clearance Certificates relate has closed.

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(b)    In the event that any Purchaser Indemnitee seeks to recover against any Seller for any Loss pursuant to this Article VI or otherwise in connection with this Agreement or any other Transaction Document, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by (i) set-off or cancellation against any amount payable by Purchaser to such Seller (which such amounts shall be deemed as paid to such Seller for Tax purposes) and/or (ii) set-off or cancellation against any distributions payable by RAC to any Seller (or their respective Affiliates) relative to the Equity Interest (which such distributions shall be deemed to be paid to such Seller for Tax purposes).
Section 6.7    Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.
Section 6.8    Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses, termination of this Agreement pursuant to Section 7.1(b), or other remedy based upon misrepresentation, inaccuracy, or Breach of representations, warranties, covenants, agreements, or obligations (and the right to rely on such representations, warranties, covenants, agreements, and obligations for all purposes including measuring Losses) will not be affected by: (a) the alleged or proven sole, concurrent, contributory, or comparative negligence or the alleged or proven sole or concurrent strict liability of Purchaser; or (b) any other act or omission of Purchaser or any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement, or obligation or otherwise (including any past, present, or future Law). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations. Notwithstanding anything to the contrary set forth in this Agreement, the settlement of any amount under Section 1.5 shall not preclude or diminish a claim under this Article VI, except to the extent that the same would constitute a duplicative recovery.
ARTICLE VII
TERMINATION
Section 7.1    Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
(a)    Purchaser and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    Purchaser may terminate this Agreement (so long as Purchaser is not in material Breach of any of its representations, warranties, covenants, or agreements contained in this Agreement) by giving written notice to Sellers at any time prior to the Closing: (i) in the event that any Seller has Breached any representation, warranty, covenant, or agreement contained in this Agreement, which Breach would cause the failure of any condition set forth in Section 5.1 and Purchaser has notified in writing Sellers of the Breach, and such Breach has continued without cure for a period of ten (10) Business Days after the notice of such Breach; or (ii) if the Closing shall not have occurred on or before the Termination Date by reason of any condition precedent set forth in Section 5.1 not having been satisfied (unless such condition precedent having not been satisfied was caused by Purchaser’s failure to perform or comply with any of the representations, warranties, covenants, agreements, or conditions of this Agreement required to be performed or complied with by it prior to Closing);
(c)    Sellers may terminate this Agreement (so long as no Seller is in material Breach of any of its representations, warranties, covenants, or agreements contained in this Agreement) by giving written notice

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to Purchaser at any time prior to the Closing: (i) in the event Purchaser has Breached any representation, warranty, covenant, or agreement contained in this Agreement which Breach would cause the failure of any condition set forth in Section 5.2 and Sellers have notified Purchaser in writing of the Breach, and the Breach has continued without cure for a period of ten (10) Business Days after the notice of Breach; or (ii) if the Closing shall not have occurred on or before the Termination Date by reason of any condition precedent set forth in Section 5.2 not having been satisfied (unless such condition precedent having not been satisfied was caused by Seller’s failure to perform or comply with any of the representations, warranties, covenants, agreements, or conditions of this Agreement required to be performed or complied with by it prior to Closing); provided, however, if the Closing shall not have occurred on or before the Termination Date by reason of any condition precedent set forth in Section 5.2 not having been satisfied, Purchaser may elect (by delivering written notice to Sellers prior to 11:59 p.m. Dallas, Texas time, on January 31, 2020) to extend the Termination Date to April 30, 2020; and
(d)    Purchaser may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event the Base Cash Consideration and Excess Cash is not sufficient to fully pay and satisfy all Required Closing Payments. In the event that Purchaser terminates this Agreement pursuant to this Section 7.1(d), then Sellers shall pay Purchaser’s Expenses, in immediately available funds, payable within two Business Days of Purchaser’s delivery to Sellers of receipts detailing such Expenses; provided, that such Expenses shall not exceed $300,000 in the aggregate.
(e)    Purchaser or Sellers may terminate this Agreement by providing written notice to the non-terminating party if any Governmental Body has issued, entered, promulgated, enacted or enforced any Law or final, non-appealable Order restraining, enjoining or prohibiting the transactions contemplated by this Agreement and the other Transaction Documents; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(e) has complied with its obligations under Section 4.1 and Section 4.4 in connection with such Law or Order.
Section 7.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party except for the Liabilities of any Party then in Breach (in which case, the non-Breaching party shall retain all rights and remedies in equity or law as a result of such Breach). Notwithstanding the foregoing, this Section 7.2, Section 4.7(a) and Article VIII shall survive any termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1(a):
“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition, or acquisition of all or any portion of the assets of any Seller, excluding assets sold in the Ordinary Course not in excess of $200,000 in the aggregate; (ii) the issuance, disposition, or acquisition of (A) any membership interests or other equity security or interest of any Seller, (B) any option, call, warrant, or right (whether or not immediately exercisable) to acquire any membership interests or other equity security or interest of any Seller, or (C) any security, instrument, or obligation that is or may become convertible into or exchangeable for any membership interests or other equity security or interest of any Seller; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, or similar or other extraordinary transaction involving any Seller or its assets.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition the word “control” means the ability or right, directly or indirectly, to influence a Person, and includes all officers, partners, directors, managers, holders of five percent (5%) or more of the equity securities or other interests of such Person, and Persons having the right or power to designate a manager or director.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Laws relating to Taxes.
“Antitrust Laws” means the means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Books and Records” means all books and records of any Seller relating to the Business, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial, accounting and Tax records, and Legal Proceeding files (regardless of the media in which stored).
“Breach” means, with respect to any agreement, document, instrument, Permit, Law or Order, as applicable, any event, circumstance, action or omission that, individually or in the aggregate, with or without the giving of notice, the passage of time or both, conflicts with, violates, triggers a Consent or notice requirement to or from any Person, results in the breach or termination of, constitutes a default under, infringement of, or noncompliance with, results in an acceleration of obligations under, or creates in any party the right to accelerate obligations under, terminate, revoke, modify, or cancel (or exercise any remedy under) such agreement, document, instrument, Permit, Law or Order.
“Business Day” means any day of the year on which national banking institutions in the City of Dallas are open to the public for conducting business and are not required or authorized to close.
“Business Employee” means any individual employed by any Seller or their Affiliates who are primarily dedicated to the Business.
“Change of Control Payments” means any and all bonuses or similar payments payable as a result of or in connection with the transactions contemplated hereby, as well as any other amounts payable under any employment Contract or arrangement with any Seller, regardless if such payments are a result of or in connection with the transactions contemplated hereby.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

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“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement, whether written or oral.
“DOL” means the United States Department of Labor.
“Environmental Liabilities” means any and all Losses relating to, based upon, or arising in connection with any act or omission, or strict liability, with respect to environmental conditions or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of any Hazardous Materials or similar substances.
“Environmental Requirement(s)” means any applicable Law relating to the environment, prevention or control of pollution, preservation or reclamation of natural resources, natural resources damages, Hazardous Materials Release or exposure, protection of human health or other environmental matters, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of, any Hazardous Materials. For the avoidance of doubt, Environmental Requirements shall include any requirements set forth in the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Safe Drinking Water Act, the Lead-Based Paint Exposure Reduction Act, the National Environmental Policy Act, and the Occupational Safety and Health Act (insofar as it addresses exposure to Hazardous Materials), and all Laws of a similar nature, each as amended.
“Equity Documents” shall mean all documents reasonably requested by Purchaser and its Affiliates as required for the issuance of the Common Stock issued pursuant to Section 1.4(b), including, but not limited to, any documents related to “Know Your Customer” requirements of Purchaser’s or their Affiliates’ transfer agent.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Excess Cash” means the cash on hand of Sellers at Closing in excess of the Minimum Cash Amount.
“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby.
“Final Closing Net Working Capital” means the final Closing Net Working Capital as determined by agreement of Purchaser and Representative or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.5.
“Final Closing Statement” means the final Closing Statement as determined by agreement of Purchaser and Representative or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.5.

“Foreign Pension Plan” means any plan, fund, or other similar program established, sponsored, or maintained outside of the United States of America by any Seller, or with respect to which any Seller has any

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liability, primarily for the benefit of employees or other service providers residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governing Documents” means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles or certificate of organization or formation and operating agreement; (v) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.
“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local, or foreign, or any agency, instrumentality, or authority thereof.
“Hazardous Material(s)” means any substance, material, or waste which is regulated or defined by the United States, any state or local Governmental Body, or any foreign jurisdictions in which the Business is conducted as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “special waste,” “toxic material,” “toxic waste,” or “toxic substance,” or any substance the presence, use, handling, storage, or disposal of which is prohibited under any provision of any Environmental Requirement including petroleum and its by-products and degradation products, fuel oil, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic natural gas useable for fuel, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, radon, and radioactive materials.
“Indebtedness” means, with respect to any Seller at any applicable time of determination, without duplication: (i) all obligations for borrowed money (whether or not contingent); (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit, Surety Bonds, or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements, or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof; (viii) all obligations for the acquisition of debt or equity securities or interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (ix) all obligations created or arising under any conditional sale or other title retention

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agreement with respect to acquired property; (x) all deferred rent obligations; (xi) all accrued interest, prepayment premiums, fees, penalties, expenses, or other amounts payable in respect of any of the foregoing; and (xii) all guaranties and similar obligations in connection with any of the foregoing.
“Intellectual Property” means: all worldwide (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, industrial designs, utility models and applications for any of the foregoing, and patent disclosures, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, corporate names, and any other source of business identifiers, whether registered or unregistered, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations renewals and extensions in connection therewith; (iii) works of authorship, copyrightable works, copyrights, mask works, database rights and design rights, and all applications, registrations renewals and extensions in connection therewith and all moral rights associated therewith; (iv) trade secrets and confidential, proprietary, or valuable information (including ideas, developments, improvements, research and development, know-how, inventions, invention disclosures, source code, algorithms, formulas, compositions, methods, compilations, compositions, processes, techniques, manufacturing and production processes and techniques, devices, technical data, data analytics, designs, drawings, specifications, reports, analyses, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals); (v) Software; (vi) domain names and rights in websites and databases associated with such domain names and all social media accounts; (vii) other proprietary, intangible, or intellectual property rights throughout the world; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) rights to sue and collect damages for any past, present or future infringement of other violation of any of the foregoing.
“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement substantially in the form of Exhibit C attached hereto between Purchaser and Sellers.
“Inventory” means all leased merchandise inventory associated with or relating to a Customer Account and/or any Lease Purchase Agreement, as well as any other inventories of any Seller.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or words of similar effect, regardless of case, means, with respect to Sellers, the knowledge of each of the Persons set forth on Schedule 1 in each case, that any one or more of them has or should reasonably have, after having made a reasonably diligent inquiry of the Books and Records and relevant personnel of Sellers (including, when relevant, other officers, and the general managers of the facilities in which the Business is being operated).
“Law” means any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation, ordinance, common law, or judicial decision having the force or effect of Law.
“Leased Real Property” means any Real Property that is the subject of a Real Property Lease.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands, or governmental or regulatory proceedings.
“Liability” means any damage, claim, liability, obligation, loss (whether lost business opportunity or measured as a multiple of earnings, book value, lost profits, diminution in value, revenues, cash flow, or otherwise), fines, costs, expenses, charges, interest, penalties, or commitment of any nature whatsoever (whether

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known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise).
“Lien” means any lien (including any Tax or environmental lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, call, right of first refusal, easement, servitude, transfer restriction, or any other encumbrance, restriction, or limitation whatsoever.
“Losses” means any Liabilities, including costs of sampling, testing, investigation, removal, treatment, and remediation of contamination and including all court costs, reasonable fees and disbursements of counsel and other professionals incurred in the preparation, investigation or defense of any of the same.
“Material Adverse Change” or “Material Adverse Effect” with respect to a Person means any event, occurrence, fact, condition, development, change, or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby, or Purchaser’s ability to operate the Business immediately after Closing in the manner operated by Sellers before Closing, or result in Losses to Sellers or the Business, taken as a whole, in an aggregate amount equal to or exceeding $250,000, in each case, other than: (i) changes in the general financial and securities markets, industry, economic, or political conditions; (ii) changes in GAAP or statutory accounting principles; (iii) acts of terrorism or war (whether or not declared); (iv) any actions taken by a Party required to be taken pursuant to this Agreement; (v) any changes in Law; (vi) any changes by virtue of the announcement of the transactions contemplated by this Agreement and the Transaction Documents; and (vii) any natural disaster; except, in each case of (i), (ii), (iii), (iv), (v), (vi), or (vii), to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.

“Net Working Capital” means the net working capital of Sellers at the applicable time as calculated in accordance with the principles set forth on Section 8.1 of the Disclosure Schedule consistently applied, and which shall (in all cases) be in addition to the Minimum Cash Amount.
“Neutral Accountant” means Grant Thornton LLP (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or any Seller, or any of their respective Affiliates, another accounting firm mutually acceptable to Purchaser and Sellers or drawn by lot).
“Order” means any order, injunction, agreement, conciliation, judgment, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.
“Ordinary Course” means the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).
“PEO” means any staffing company, temporary employee agency, professional employer organization, or similar company or service provider that provides services or acts as co-employer with respect to a Business Employee.
“Permit” means any approval, license, identification number, certificate, franchise, accreditation, permit, waiver, registration or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.
“Permitted Liens” means: (i) Liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed in this Agreement and for which there are adequate accruals

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or reserves on the Balance Sheet; (ii) liens arising under equipment leases with third parties set forth in Section 2.10(a) of the Disclosure Schedule, which were entered into in the Ordinary Course which are not, individually or in the aggregate, material to the Business or the assets of Sellers; (iii) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith by appropriate proceedings, including Liens of mechanics, suppliers, landlords, warehouseman, materialmen and repairmen; or (iv) the following Liens affecting the Real Property that is the subject of any of the Real Property Leases: (a) written surface or ground leases to utilities, (b) validly existing easements for streets, alleys, highways, telephone lines, pipelines, power lines, railways and other easements and rights of way, in each case of record in the real property records of the applicable county, on, over or appurtenant to any such Real Property, (c) validly existing covenants or other similar restrictions, in each case of record in the real property records of the applicable county, and (d) Liens in favor of the lessors under the Real Property Leases, in each case, that do not or would not materially impair the use or occupancy of the Real Property that is subject to any of the Real Property Leases.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.
“PCI DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.
“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including without limitation, name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses.
“Pre-Closing Period” means any Tax period or portion thereof beginning prior to the Closing Date and ending on or prior to the Closing Date.
“Privacy and Security Requirements” means, to the extent applicable to Company, (a) all Privacy Laws; (b) all Privacy Contracts; (c) all Privacy Policies; and (d) the PCI DSS.
“Privacy Contracts” means all Contracts between any Seller and any Person that are applicable to the PCI DSS and/or the Processing of Personal Information.
“Privacy Laws” means any Laws or Orders regulating the Processing of Personal Information including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification.
“Privacy Policies” means all written policies and procedures relating to the PCI DSS and/or the Processing of Personal Information, including without limitation all website and mobile application privacy policies and internal information security procedures.
“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer,

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transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Purchaser Material Adverse Change” or “Purchaser Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to Purchaser and its subsidiaries, taken as a whole.
“Real Property” means all interests in real property including Real Property Leases, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used by Seller with respect to the Business, together with any additions thereto or replacements thereof.
“Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property, together with all amendments, supplements, assignments, guaranties, modifications and other agreements relating thereto.
“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, disposal, discharge, or leaching into the indoor or outdoor environment.
“Security Breach” means security breach or breach of Personal Information under applicable Laws.
“Security Incident” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information) or interference with system operations of the Systems.
“Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.
“Seller Material Adverse Change” or “Seller Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to Sellers, taken as a whole.
“Seller Transaction Expenses” means any and all: (i) legal, accounting, consulting, investment banking, agent, brokers’ and finders’ and other similar fees, costs, and expenses of any Seller and related to the negotiation, preparation, and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) amounts payable to obtain any Consents required to be listed in Section 2.4 of the Disclosure Schedule.
“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.
“Systems” mean, collectively, the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks), information technology, computers, firmware, middleware, servers, workstations, routers, hubs, websites, data, databases, source code, object code and other similar or related items of automated, computerized, and/or software systems, and any other networks or systems and related services that are used by or relied on by any Seller in the conduct of the Business.

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“Target Net Working Capital” means $18,763,264, and which shall be in addition to the Minimum Cash Amount.
“Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, bulk sales, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing. The term “Tax” or “Taxes” also includes any Liability for Taxes of any Person pursuant to any Tax Sharing Agreement, as a successor or transferee, or pursuant to any applicable Law, including Treasury Regulations Section 1.1502-6 or otherwise.
“Tax Return” means any return, report, declaration, form, filing, claim for refund or information return or statement filed with or supplied to any Governmental Body relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any agreement including any provision pursuant to which any Seller is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person, other than any agreement entered into in the Ordinary Course that does not relate primarily to Taxes.
“Termination Date” means January 31, 2020, as it may be extended.
“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or in connection with the transactions contemplated hereby or thereby.
“Transaction Payroll Taxes” means the employer portion of any payroll and employment Taxes (including social security, Medicare, and unemployment) that any Seller incurs with respect to the Change of Control Payments.
“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.
“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Law.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Statement	Section 1.6

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Term	Section
Anti-Corruption Laws	Section 2.27(b)
Assumed Liabilities	Section 1.1(c)
Balance Sheet	Section 2.5(a)
Balance Sheet Date	Section 2.5(a)
Base Cash Consideration	Section 1.4(b)(i)(A)
Basket	Section 6.5(a)
Bill of Sale	Section 1.1(a)
Bulk Sales Laws	Section 4.10
Business	Preamble
Business Intellectual Property	Section 1.1(a)(vii)
Cap	Section 6.5(a)
Closing	Section 1.1(a)
Closing Cash Consideration	Section 1.4(b)(i)
Closing Equity Issuance	Section 1.4(b)(v)
Closing Date	Section 1.3
Closing Net Working Capital	Section 1.5(a)
Closing Permits	Section 5.1(e)
Closing Statement	Section 1.5(a)
COBRA	Section 4.11(d)
Commission	Section 4.2(b)
Common Stock	Section 1.2(b)
Customer Accounts	Section 2.17(a)
Delayed Asset	Section 1.1(e)
Delayed Liability	Section 1.1(e)
Disclosure Schedule	Section 8.13
Dispute Notice	Section 1.5(b)
Disputed Items	Section 1.5(b)
Dividend Payment	Section 1.2(b)
Employee Benefit Plans	Section 2.13(a)
Employment Laws	Section 2.14(e)
Environmental Permits	Section 2.18(a)
Equity Interest	Section 1.2(b)
ERISA	Section 2.13(a)
Escrow Account	Section 1.2
Escrow Agreement	Section 1.2
Escrow Amount	Section 1.2
Estimated Net Working Capital	Section 1.4(a)
Equity Interest	Section 1.2(b)
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.1(d)
FCPA	Section 2.27(b)
Filings	Section 4.2(b)
Financial Statements	Section 2.5(a)
Included Contracts	Section 1.1(a)(iii)
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Intellectual Property Licenses	Section 2.11(b)
Key Retail Partners	Section 2.22(a)

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Term	Section
Lease-Purchase Agreements	Section 2.17(a)
Material Contract	Section 2.12(a)
Minimum Cash Amount	Section 5.1(f)
Minimum Cash Shortfall Amount	Section 1.4(c)
Multiemployer Plans	Section 2.13(a)
Multiple Employer Plans	Section 2.13(a)
New Lease	Section 4.1(c)
Non-Transactional Cap	Section 6.5
Owned Intellectual Property	Section 2.11(a)
Owned Software	Section 2.11(f)
Party	Preamble
Payoff Letters	Section 5.1(g)(vii)
Personal Property Leases	Section 2.10(a)
Pre-Closing Charges	Section 4.8(d)
Pre-Closing Environmental Liabilities	Section 1.1(d)(xiv)
Property Taxes	Section 4.8(d)
Publicly Available Software	Section 2.11(g)
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 6.1
Purchaser Shortfall Payment	Section 1.4(d)
Purchaser’s Agents	Section 4.2
Purchaser’s Auditors	Section 4.2(c)
Qualified Plans	Section 2.13(c)
Representative	Preamble
Required Closing Payments	Section 1.4(d)
Required Consent	Section 1.1(e)
Retail Partner	Section 2.22(a)
Retail Partner Contract	Section 2.22(a)
Securities Act	Section 2.6
Securities Laws	Section 4.2(b)
Seller	Preamble
Seller ERISA Affiliate	Section 2.13(a)
Seller Indemnitees	Section 6.2
Surety Bonds	Section 2.28(a)
Tarika	Section 5.1(g)(ix)
Tax Clearance Certificate	Section 4.8(b)
Third Party Claim	Section 6.3(a)
Transaction Consideration	Section 1.2
Transactional Cap	Section 6.5
Transactional Rep	Section 6.4
Transfer Taxes	Section 4.8(a)
Transferred Employees	Section 4.11(a)

Section 8.2    Expenses. Except as otherwise provided in this Agreement and as contemplated hereby and thereby, each of the Parties shall bear its own fees, costs, and expenses (including legal, accounting, consulting,

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and investment advisory fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be paid (and be the sole responsibility of) by Sellers.
Section 8.3    Governing Law; Jurisdiction; Exclusive Venue. This Agreement and all matters arising out of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware). Except for matters relating to Section 1.5 of this Agreement, any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be exclusively instituted in the Delaware Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the federal court of the United States of America sitting in the State of Delaware), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice, or other document in accordance with Section 8.6 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 8.4    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules, Disclosure Schedule and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement, including that certain Indication of Interest, dated as of April 22, 2019, by and between RAC and C/C and that certain Exclusivity Agreement, dated as of April 23, 2019, by and between RAC and C/C. This Agreement may be amended, supplemented, or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification, or waiver sought to be enforced against Purchaser, Sellers or Representative, in the case of an amendment, supplement, modification, or waiver sought to be enforced against any or all of Sellers, or Representative, in the case of an amendment, supplement, modification, or waiver sought to be enforced against Representative in his capacity as such. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such Breach or as a waiver of any other or subsequent Breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. In the event of any inconsistency between this Agreement and any other Transaction Documents, the terms hereof shall control.
Section 8.5    Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
Section 8.6    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 8.6 or (ii) the receiving Party delivers a written confirmation

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of receipt of such notice either by facsimile or email or any other method described in this Section 8.6; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Sellers, to:	c/o C/C Financial Corp. 5500 Interstate North Parkway, Suite 350 Atlanta, Georgia 30328 Facsimile: Email: joe.c@mplease.com Attention: Joseph Corona
With a copy (which shall not constitute notice) to:
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Facsimile: (617) 338-2880
Email: klinsley@sullivanlaw.com
        jmorlend@sullivanlaw.com
Attention: Karen L. Linsley
Jeffrey B. Morlend

If to Purchaser, to:
Braveheart Acquisition, LLC
c/o Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Facsimile: (866) 279-1705
Email: dawn.wolverton@rentacenter.com
Attention: Dawn M. Wolverton, Esq.
                  Interim General Counsel

With a copy (which shall not constitute notice) to:	Winston & Strawn LLP 2121 N. Pearl Street, Suite 900 Dallas, Texas 75201 Facsimile: (214) 453-6400 Email: twhughes@winston.com tthorson@winston.com Attention: Thomas W. Hughes Todd J. Thorson
If to Representative, to:	Synterra Capital Management LLC 747 Third Avenue, 19th Floor New York, New York 10017 Facsimile: Email: goldberg@synterracap.com wmagid@synterracap.com Attention: Craig J. Goldberg William Magid

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With a copy (which shall not constitute notice) to:
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Facsimile: (617) 338-2880
Email: klinsley@sullivanlaw.com
        jmorlend@sullivanlaw.com
Attention: Karen L. Linsley
Jeffrey B. Morlend

Section 8.7    Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof or invalidate or make illegal or unenforceable any such term in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, except as provided in this Agreement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.8    Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Sellers nor Representative may assign its rights and/or obligations hereunder without the prior written consent of Purchaser. Except as provided in Article VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.
Section 8.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 8.10    Sellers’ Representative.
(a)    By execution of this Agreement, each of Sellers, without any further action on the part of any such Seller, shall be deemed to have irrevocably consented to the appointment of Synterra Capital Management LLC as Representative of each such Seller and as the attorney-in-fact for and on behalf of each such Seller, to serve as the sole and exclusive representative of such Seller, with respect to all matters set forth in this Agreement and the other Transaction Documents, such service to be without compensation except for the reimbursement by Sellers of out-of-pocket expenses and indemnification specifically provided in this Agreement. Representative has accepted such designation as of the date of this Agreement. Representative is unconditionally and irrevocably authorized, directed, and empowered by each Seller to take any action Representative deems advisable and in furtherance of the foregoing, and each Seller agrees to take all actions requested by Representative that Representative deems to be in furtherance of the foregoing, and not to take any action Representative deems not to be in furtherance of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, Representative shall have no duties or responsibilities solely in his capacity as Representative except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on behalf of any Seller shall otherwise exist against Representative.
(b)    Representative as the exclusive agent, proxy, and attorney-in-fact for each of Sellers, for all purposes specified in this Agreement, shall be entitled to take all actions on behalf of each such Seller in connection with this Agreement, including full power and authority on such Seller’s behalf to: (i) agree to execute any amendments to this Agreement or the other Transaction Documents; (ii) take all actions which Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations

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relating to any claims for indemnification hereunder or thereunder, including (A) determinations to sue, defend, negotiate, settle, and compromise any such claims for indemnification made by or against, and other disputes with, Purchaser pursuant to this Agreement or any of the other Transaction Documents, and (B) determinations to authorize delivery to Purchaser of the proceeds in the Escrow Account or any portion thereof, in satisfaction of any claims; (iii) accept and receive notices to such Seller pursuant to this Agreement; (iv) settle any disputes regarding the Net Working Capital adjustment and Final Closing Statement pursuant to Section 1.5; (v) engage and employ agents and representatives and to incur such other expenses as Representative shall deem necessary or prudent in connection with the administration of the foregoing; and (vi) take all other actions and exercise all other rights which Representative considers necessary or appropriate in connection with this Agreement. All decisions and acts by Representative shall be binding upon all of Sellers and no Seller shall have the right to object, dissent, protest, or otherwise contest the same.
(c)    EACH SELLER ACKNOWLEDGES THAT IT IS ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY (WHICH POWER OF ATTORNEY IS COUPLED WITH AN INTEREST) UNTO REPRESENTATIVE WITH RESPECT TO ALL MATTERS RELATING HERETO.
(d)    Representative is authorized to act on behalf of Sellers (and bind them) notwithstanding any dispute or disagreement between any Seller and any other Seller, and Purchaser shall be entitled to rely on any and all action taken by Representative without any Liability to, or obligation to inquire of, any Seller. Purchaser is expressly authorized to rely on the genuineness of the signature of Representative and, upon receipt of any writing which reasonably appears to have been signed by Representative, Purchaser may act in good faith upon the same without any further duty of inquiry as to the genuineness of the writing.
(e)    Representative shall promptly deliver to the applicable Seller any notice received by Representative on behalf of such Seller.
(f)    Neither Representative nor any agent employed by Representative shall be liable to any Seller relating solely to the performance of Representative’s duties under this Agreement in its capacity as Representative for any errors in judgment, negligence, oversight, Breach of duty, or otherwise except to the extent it is finally determined in a court of competent jurisdiction that the actions taken or omitted by Representative in such capacity constituted fraud or were taken or not taken in bad faith. Representative shall be indemnified and held harmless by Sellers, jointly and severally, against all Losses paid or incurred in connection with any action to which Representative is made a party solely by reason of the fact that Representative was acting as Representative pursuant to this Agreement; provided, however, that Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by Representative constituted fraud or were taken or not taken in bad faith. Representative shall be protected against Sellers in acting upon any notice, statement, or certificate believed by Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.
(g)    Notwithstanding anything in this Section 8.10, Representative’s protection and limitation of Liability under this Section 8.10 apply only to Representative in its capacity as such and not in its capacity as a Seller or otherwise. Nothing in this Section 8.10 shall limit Representative’s obligations to Purchaser or any Purchaser Indemnitee hereunder or under any document, agreement, or other instrument executed or delivered in connection herewith.

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Section 8.11    Obligations of RAC. The Parties hereby acknowledge and agree that RAC is a party to this Agreement solely in connection with its obligations to issue the Equity Interest pursuant to Section 1.4(b)(iv-v) and that RAC shall have no other obligations and is not a guarantor of Purchaser’s obligations or performance hereunder.
Section 8.12    Remedies Cumulative. Except as otherwise provided in this Agreement, no remedy in this Agreement conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power, or remedy hereunder shall preclude any other or further exercise thereof. Purchaser or any Affiliate of Purchaser may, at Purchaser’s election, set-off against any amounts due to any Seller or any of its Affiliates under this Agreement, any other Transaction Document, or otherwise, any Losses or other amounts for which such Seller (or any Affiliate thereof) may be responsible to pay to Purchaser or any of its Affiliates.
Section 8.13    Exhibits and Schedules. The exhibits and schedules referred to in this Agreement are attached hereto and incorporated in this Agreement by this reference. The disclosure schedule delivered in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. The disclosures in each section of the Disclosure Schedule relate only to the representations and warranties in the corresponding section of this Agreement and not to any other representation or warranty in this Agreement unless and to the extent that such disclosure identifies an exception to another section of this Agreement with reasonable particularity so that such exception to such other representation or warranty is readily apparent on its face. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement. The Parties intend that each representation, warranty, and covenant contained in this Agreement will have independent significance. If any Party has Breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.
Section 8.14    Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule, or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any agreement, instrument, or document shall mean such agreement, document or instrument as amended, modified, or supplemented as permitted thereunder from time to time. A reference to a party shall include its predecessors, successors, and permitted assigns. The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including information posted to the electronic data site hosted by Box.com and established by Sellers for the purpose of providing due diligence materials and information to Purchaser and its agents, employees, and advisors; provided all of such electronically delivered information shall not be deemed to be “made available” or “delivered” unless such information is also included on the DVD or other portable storage device delivered at Closing pursuant to Section 5.1(g)(xviii).

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Section 8.15    Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, all as amended or agreed from time to time.
Section 8.16    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by any of the Parties in accordance with the specific terms hereof or were otherwise Breached by any Seller. It is accordingly agreed that each Party shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent Breaches of this Agreement or to enforce specifically the performance of the terms. Each Party agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on any basis, including that another Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.17    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.18    Time of Essence. Except as otherwise expressly set forth in this Agreement, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
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IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER:

BRAVEHEART ACQUISITION, LLC

By:/s/ Mitchell E. Fadel
Mitchell E. Fadel
President

Solely for purposes of Section 1.4(b)(iv-v):

RAC:

RENT-A-CENTER, INC.

By:/s/ Mitchell E. Fadel
Mitchell E. Fadel
Chief Executive Officer

Signature Page to Asset Purchase Agreement
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SELLERS:

C/C FINANCIAL CORP.

By:/s/ Joe N. Corona
Joe N. Corona
President & CEO

MPLPS HOLDINGS II, LLC

By:/s/ Joe N. Corona
Joe N. Corona
President & CEO

MPLPS II, LLC

By:/s/ Joe N. Corona
Joe N. Corona
President & CEO

MP LEASE-PURCHASE SERVICES, INC.

By:/s/ Joe N. Corona
Joe N. Corona
President & CEO

Signature Page to Asset Purchase Agreement
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REPRESENTATIVE:

SYNTERRA CAPITAL MANAGEMENT LLC

By: /s/ Craig J. Goldberg
Craig J. Goldberg
Manger

Signature Page to Asset Purchase Agreement
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Exhibit A
Form of Bill of Sale

Exhibit A to Asset Purchase Agreement
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Exhibit B
Form of Escrow Agreement

Exhibit B to Asset Purchase Agreement
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Exhibit C
Form of Intellectual Property Assignment Agreement

Exhibit C to Asset Purchase Agreement
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Exhibit D
Allocation Statement

Schedule to Asset Purchase Agreement
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